EXECUTION VERSION



                         AGREEMENT AND PLAN OF MERGER

                          Dated as of July 14, 2004,

                                 By and Among

                         Harrah's Entertainment, Inc.,

                       Harrah's Operating Company, Inc.

                                      and

                          Caesars Entertainment, Inc.


                               TABLE OF CONTENTS




ARTICLE I. THE MERGER......................................................................................

         Section 1.01               The Merger.............................................................
         Section 1.02               Closing................................................................
         Section 1.03               Effective Time.........................................................
         Section 1.04               Effect of the Merger...................................................
         Section 1.05               Certificate of Incorporation and By-laws...............................
         Section 1.06               Directors..............................................................
         Section 1.07               Officers...............................................................

ARTICLE II. EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES..........

         Section 2.01               Effect on Capital Stock................................................
         Section 2.02               Exchange of Certificates...............................................
         Section 2.03               Elections..............................................................
         Section 2.04               Company Equity Awards..................................................

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................................

         Section 3.01               Organization, Standing and Power.......................................
         Section 3.02               The Company Subsidiaries; Equity Interests.............................
         Section 3.03               Capital Structure......................................................
         Section 3.04               Authority; Execution and Delivery; Enforceability......................
         Section 3.05               No Conflicts; Consents.................................................
         Section 3.06               Company SEC Documents; Undisclosed Liabilities.........................
         Section 3.07               Information Supplied...................................................
         Section 3.08               Absence of Certain Changes or Events...................................
         Section 3.09               Taxes..................................................................
         Section 3.10               Absence of Changes in Benefit Plans....................................
         Section 3.11               ERISA Compliance; Excess Parachute Payments............................
         Section 3.12               Litigation.............................................................
         Section 3.13               Compliance With Applicable Laws........................................
         Section 3.14               Assets Other Than Real Property Interests..............................
         Section 3.15               Real Property..........................................................
         Section 3.16               Labor Matters..........................................................
         Section 3.17               Contracts..............................................................
         Section 3.18               Environmental Matters..................................................
         Section 3.19               Intellectual Property..................................................
         Section 3.20               Brokers; Schedule of Fees and Expenses.................................
         Section 3.21               Opinion of Financial Advisor...........................................

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........................................

         Section 4.01               Organization, Standing and Power.......................................
         Section 4.02               Parent Subsidiaries; Equity Interests..................................
         Section 4.03               Capital Structure......................................................
         Section 4.04               Authority; Execution and Delivery; Enforceability......................
         Section 4.05               No Conflicts; Consents.................................................
         Section 4.06               Parent SEC Documents; Undisclosed Liabilities..........................
         Section 4.07               Information Supplied...................................................
         Section 4.08               Absence of Certain Changes or Events...................................
         Section 4.09               Taxes..................................................................
         Section 4.10               Absence of Changes in Benefit Plans....................................
         Section 4.11               ERISA Compliance; Excess Parachute Payments............................
         Section 4.12               Litigation.............................................................
         Section 4.13               Compliance With Applicable Laws........................................
         Section 4.14               Assets Other Than Real Property Interests..............................
         Section 4.15               Real Property..........................................................
         Section 4.16               Labor Matters..........................................................
         Section 4.17               Contracts..............................................................
         Section 4.18               Environmental Matters..................................................
         Section 4.19               Intellectual Property..................................................
         Section 4.20               Brokers; Schedule of Fees and Expenses.................................
         Section 4.21               Opinion of Financial Advisor...........................................
         Section 4.22               Financing..............................................................

ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS.......................................................

         Section 5.01               Conduct of Business....................................................
         Section 5.02               No Solicitation........................................................

ARTICLE VI. ADDITIONAL AGREEMENTS..........................................................................

         Section 6.01               Preparation of the Form S-4 and the Joint
                                      Proxy Statement; Stockholders Meetings...............................
         Section 6.02               Access to Information; Confidentiality.................................
         Section 6.03               Reasonable Efforts; Notification.......................................
         Section 6.04               Benefit Plans..........................................................
         Section 6.05               Indemnification........................................................
         Section 6.06               Fees and Expenses......................................................
         Section 6.07               Public Announcements...................................................
         Section 6.08               Transfer Taxes.........................................................
         Section 6.09               Affiliates.............................................................
         Section 6.10               Section 16 Matters.....................................................
         Section 6.11               Stock Exchange Listing.................................................
         Section 6.12               Tax Matters............................................................
         Section 6.13               Litigation.............................................................
         Section 6.14               Parent Board...........................................................
         Section 6.15               Company Rights Agreement...............................................
         Section 6.16               Title Insurance and Surveys............................................

ARTICLE VII. CONDITIONS PRECEDENT..........................................................................

         Section 7.01               Conditions to Each Party's Obligation to Effect the Merger.............
         Section 7.02               Conditions to Obligations of Parent and Merger Sub.....................
         Section 7.03               Conditions to Obligation of the Company................................
         Section 7.04               Frustration of Closing Conditions......................................

ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER............................................................

         Section 8.01               Termination............................................................
         Section 8.02               Effect of Termination..................................................
         Section 8.03               Amendment..............................................................
         Section 8.04               Extension; Waiver......................................................
         Section 8.05               Procedure for Termination, Amendment, Extension or Waiver..............

ARTICLE IX. GENERAL PROVISIONS.............................................................................

         Section 9.01               Nonsurvival of Representations and Warranties..........................
         Section 9.02               Notices................................................................
         Section 9.03               Definitions............................................................
         Section 9.04               Interpretation; Disclosure Letters.....................................
         Section 9.05               Severability...........................................................
         Section 9.06               Counterparts; Facsimile................................................
         Section 9.07               Entire Agreement; No Third-Party Beneficiaries.........................
         Section 9.08               Governing Law..........................................................
         Section 9.09               Assignment.............................................................
         Section 9.10               Enforcement; Waiver of Jury Trial......................................
         Section 9.11               Mutual Drafting........................................................


Exhibit A         Form of Affiliate Letter
Exhibit B         Form of Parent Tax Matters Certificate
Exhibit C         Form of Company Tax Matters Certificate


                  AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of July 14, 2004, by and among Harrah's Entertainment, Inc., a Delaware corporation ("Parent"), Harrah's Operating Company, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Caesars Entertainment, Inc., a Delaware corporation (the "Company").

                  WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger (the "Merger") of the Company into Merger Sub on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") not owned by Parent, Merger Sub or the Company shall be converted into the right to receive the Merger Consideration; and

                  WHEREAS, Parent, as the sole stockholder of Merger Sub, will immediately following the execution of this Agreement approve this Agreement;

                  WHEREAS, subject to Section 6.12 hereof, for Federal income tax purposes it is intended that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                  ARTICLE I.

                                  THE MERGER

                  Section 1.01 The Merger. Subject to Sections 6.12(c) and 6.12(d) hereof, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Company shall be merged with and into Merger Sub at the Effective Time. At the Effective Time and as a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving entity (the "Surviving Entity"). The Merger, the payment of cash in connection with the Merger, the issuance by Parent of shares of common stock, par value $0.10 per share, of Parent ("Parent Common Stock") in connection with the Merger (the "Share Issuance") and the other transactions contemplated by this Agreement are referred to in this Agreement as the "Transactions."

                  Section 1.02 Closing. The closing (the "Closing") of the Merger shall take place at the offices of Latham & Watkins LLP, 650 Town Center Drive, Suite 2000, Costa Mesa, California 92626 at 10:00 a.m., Pacific Time, on the second Business Day following the satisfaction (or, to the extent permitted by Law, waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other place, time and date as shall be agreed in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

                  Section 1.03 Effective Time. Prior to the Closing, Parent shall prepare, and on the Closing Date, the Surviving Entity shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State on the Closing Date, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

                  Section 1.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of the DGCL.

                  Section 1.05 Certificate of Incorporation and By-laws.

                          (a) The certificate of incorporation of Merger Sub,
as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Entity until thereafter changed or amended as provided therein or by the DGCL or applicable Law.

                          (b) The by-laws of Merger Sub, as in effect
immediately prior to the Effective Time, shall be the by-laws of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.

                  Section 1.06 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  Section 1.07 Officers. The officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                 ARTICLE II.

         EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                           EXCHANGE OF CERTIFICATES

                  Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger
Sub:

                          (a) Capital Stock of Merger Sub. Each issued and
outstanding share of capital stock of Merger Sub shall continue to be issued and outstanding and shall constitute the only issued and outstanding shares of the Surviving Entity.

                          (b) Cancellation of Treasury Stock and Parent-Owned
Stock. Each share of Company Common Stock that is owned by the Company, Parent or Merger Sub (or any direct or indirect wholly-owned subsidiary of Parent or Merger Sub) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash, Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

                          (c) Conversion of Company Common Stock.

                             (1) Subject to Sections 2.01(b), 2.01(d) and
2.02(e), each issued and outstanding share of Company Common Stock outstanding prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof, one of the following:

                                 (i) for each such share of Company Common
         Stock with respect to which an election to receive stock consideration (a "Stock Election") has been effectively made, and not revoked or lost, pursuant to Section 2.03 (each, an "Electing Share"), the right to receive (subject to adjustment as provided in
         Section 2.01(e)) 0.3247 (the "Exchange Ratio") shares of Parent Common Stock (the "Stock Consideration"), including the associated special stock purchase rights issued ("Parent Rights") pursuant to the Rights Agreement dated as of October 6, 1996 between Parent and the Bank of New York, as Rights Agent (the "Parent Rights Agreement"); and

                                 (ii) for each such share of Company Common
         Stock other than Electing Shares (each, a "Non-Electing Share") the right to receive (subject to adjustment as provided in Section 2.01(e)) $17.75 in cash, without interest (the "Cash Consideration"), and each stockholder of the Company that holds Non-Electing Shares shall be deemed to have made a cash election (a "Cash Election") with respect to such Non-Electing Shares.

                             (2) The cash payable, and the shares of Parent
Common Stock to be issued, upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c), and any cash payable in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.02(e), are referred to collectively as "Merger Consideration." As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

                             (3) Notwithstanding anything in this Agreement to
the contrary, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be correspondingly adjusted.

                          (d) Dissenter Rights. Notwithstanding anything in
this Agreement to the contrary, shares ("Dissenter Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands payment for such Dissenter Shares pursuant to, and who complies in all respects with, Sections 262 of the DGCL (the "Dissenter Rights") shall not be converted into Merger Consideration as provided in Section 2.01(c)(1), but rather the holders of Dissenter Shares shall be entitled to payment for such Dissenter Shares in accordance with the Dissenter Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment under the Dissenter Rights, then the right of such holder to be paid in accordance with the Dissenter Rights shall cease and such Dissenter Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c)(1). The Company shall serve prompt notice to Parent of any written notice of intent to demand payment, or any written demand for payment, received by the Company in respect of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

                          (e) Proration. Notwithstanding anything in this
Agreement to the contrary:

                             (1) the total number of shares of Company Common
Stock to be converted into the Stock Consideration pursuant to Section 2.01(c)(1) shall be equal to the product obtained by multiplying (x) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time by (y) 0.6642 (the "Stock Cap"), and all other shares of Company Common Stock shall be converted into the Cash Consideration.

                             (2) if the aggregate number of Electing Shares
exceeds the Stock Cap, then (x) all Non-Electing Shares of each holder thereof shall be converted into the right to receive the Cash Consideration and (y) the Electing Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Electing Shares equal to the product obtained by multiplying (A) the number of Electing Shares held by such holder by (B) a fraction, the numerator of which is the Stock Cap and the denominator of which is the aggregate number of Electing Shares, with the remaining number of such holder's Electing Shares being converted into the right to receive the Cash Consideration; and

                             (3) if the aggregate number of Electing Shares is
less than the Stock Cap (the amount by which the aggregate number of Electing Shares is less than the Stock Cap being referred to herein as the "Shortfall Number"), then (x) all Electing Shares shall be converted into the right to receive the Stock Consideration and (y) the Non-Electing Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Non-Electing Shares equal to the product obtained by multiplying (A) the number of Non-Electing Shares held by such holder by (B) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the aggregate number of Non-Electing Shares, with the remaining number of such holder's Non-Electing Shares being converted into the right to receive the Cash Consideration.

                  Section 2.02 Exchange of Certificates.

                          (a) Exchange Agent. As soon as practicable following
the date of this Agreement and in any event not less than three days prior to dissemination of the Joint Proxy Statement to the stockholders of the Company and the stockholders of Parent, Parent shall select a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the "Exchange Agent") for payment of Merger Consideration upon surrender of certificates representing Company Common Stock. The Exchange Agent shall also act as the agent for the Company's stockholders for the purpose of receiving and holding their Forms of Election and Certificates and shall obtain no rights or interests in such shares. Promptly following the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent (i) certificates representing the number of shares of Parent Common Stock issuable and (ii) the amount of cash consideration payable, in each case, pursuant to Section 2.01(c) in exchange for outstanding shares of Company Common Stock (such shares of Parent Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.02(e). The Exchange Agent shall, pursuant to irrevocable instructions, deliver Parent Common Stock contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. The Exchange Fund may not be used for any other purpose.

                          (b) Exchange Procedures. As soon as reasonably
practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01(c) who did not complete an Form of Election pursuant to Section 2.03, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash, if any, and the number of whole shares of Parent Common Stock, if any, into which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. Thereafter, such holder shall be treated as a holder of Parent Common Stock for purposes of voting or quorum for any meeting of the stockholders of Parent. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01(c). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

                          (c) Distributions With Respect to Unexchanged
Shares. No dividends or other distributions with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any Certificate formerly representing Company Common Stock with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the surrender of such Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

                          (d) No Further Ownership Rights in Company Common
Stock. The Merger Consideration paid and/or issued in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid and/or issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Entity's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

                          (e) No Fractional Shares.

                              (1) No certificates or scrip representing
fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01(c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 2.02(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

                              (2) In lieu of any such fractional shares, each
holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.01(c) (or would be entitled but for this Section 2.02(e)) and (B) an amount equal to the average of the closing sale prices for Parent Common Stock on the New York Stock Exchange, as reported in The Wall Street Journal, Northeastern edition, for each of the ten consecutive trading days ending with the second complete trading day prior to the Effective Time.

                          (f) Termination of Exchange Fund. Any portion of the
Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Entity for payment of its claim for Merger Consideration (including any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2(e)) and any applicable dividends or distributions with respect to any Parent Common Stock constituting Merger Consideration as provided in Section 2.02(c), in each case, without any interest thereon.

                          (g) No Liability. None of Parent, Merger Sub or the
Company or the Exchange Agent shall be liable to any person in respect of any cash or any shares of Parent Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash, shares, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any person previously entitled thereto.

                          (h) Investment of Exchange Fund. The Exchange Agent
shall invest any cash included in the Exchange Fund, as directed by Parent, in direct obligations of the U.S. Treasury or otherwise with the consent of the Company (which consent shall not be unreasonably withheld or delayed), on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

                          (i) Withholding Rights. Parent and the Exchange
Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Surviving Entity will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

                          (j) Income Tax Treatment. It is intended by the
parties hereto that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Subject to any revision to the structure of the transaction as provided under Section 6.12(c) hereof, the parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meanings of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.

                  Section 2.03 Elections.

                          (a) Each person who, on or prior to the Election
Date referred to in paragraph (b) below, is a record holder of shares of Company Common Stock shall be entitled, with respect to all or any portion of such shares, to make an unconditional Stock Election on or prior to such Election Date, on the basis hereinafter set forth.

                          (b) Parent shall prepare a form of election, which
form shall be subject to the reasonable approval of the Company (the "Form of Election") and shall be mailed with the Joint Proxy Statement to the record holders of Company Common Stock as of the record date for the Company Stockholders Meeting), which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to receive the stock consideration pursuant to Section 2.01(c)(1) for any or all shares of Company Common Stock held by such holder. The Company shall use all reasonable efforts to make the Form of Election and the Joint Proxy Statement available to all persons who become record holders of Company Common Stock during the period between such record date and the Election Date, including using reasonable efforts to mail a Form of Election to all such persons who become record holders prior to the seventh Business Day prior to the Election Date. Any such holder's election to receive the stock consideration pursuant to
Section 2.01(c)(1) shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., Pacific Standard Time, on the Business Day immediately preceding the Closing Date (the "Election Date"), a Form of Election properly completed and signed and accompanied by Certificates for the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or accompanied by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificates are in fact delivered to the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such guarantee of delivery). Failure to deliver Certificates covered by any guarantee of delivery within three New York Stock Exchange trading days after the date of execution of such guarantee of delivery shall be deemed to invalidate any otherwise properly made Stock Election. Parent and the Company will announce the anticipated Closing Date at least three Business Days, but not more than ten Business Days, prior thereto. If the Closing is delayed to a subsequent date, the Election Date shall be similarly delayed and Parent will promptly announce such rescheduled Election Date and Closing.

                          (c) Any Form of Election may be revoked by the
stockholder who submitted such Form of Election to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., Pacific Time, on the Election Date or (ii) after such time, if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent and any such shares shall be treated as Non-Electing Shares (unless and until another duly completed Form of Election (and the Certificate or Certificates, or guarantees of delivery, as applicable, to which such Form of Election relates) has been submitted to the Exchange Agent in accordance with this Agreement).

                          (d) The determination of the Exchange Agent in its
sole discretion shall be binding as to whether or not elections to receive the stock consideration pursuant to Section 2.01(c)(1) have been properly made or revoked pursuant to this Section 2.03 with respect to shares of Company Common Stock and when elections and revocations were received by it. If no Form of Election is received with respect to shares of Company Common Stock, or if the Exchange Agent determines that any election to receive the stock consideration pursuant to Section 2.01(c)(1) was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as Non-Electing Shares at the Effective Time, and such shares shall be converted into the right to receive the Cash Consideration in accordance with Section 2.01(c)(1)(ii) (subject to Section 2.01(e)). The Exchange Agent shall also make all computations as to the proration contemplated by Section 2.01(e), and absent manifest error any such computation shall be conclusive and binding on the holders of shares of Company Common Stock. The Exchange Agent may, with the mutual agreement of Parent and the Company, make such rules as are consistent with this Section 2.03 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

                  Section 2.04 Company Equity Awards.

                          (a) At the Effective Time, each Company Stock Option
then outstanding under any Company Stock Plan, whether or not then exercisable, shall be assumed by Parent and converted into an option to purchase Parent Common Stock in accordance with this Section 2.04(a). Each Company Stock Option so converted shall continue to have, and be subject to, the same terms and conditions (acknowledging that the Company Stock Plans (other than the 1998 Independent Director Stock Option Plan) provide for accelerated vesting in connection with this Transaction) as set forth in the applicable Company Stock Plan and any agreements thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (i) each unvested Company Stock Option under the 1998 Independent Director Stock Option Plan shall be fully vested and exercisable, (ii) each Company Stock Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (without regard to any adjustment provided in Section 2.01(e)), rounded down to the nearest whole number of shares of Parent Common Stock, and (iii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Stock Option so converted shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Notwithstanding the foregoing, the conversion of any Company Stock Options which are "incentive stock options," within the meaning of Section 422 of the Code, into options to purchase Parent Common Stock shall be made so as not to constitute a "modification" of such Company Stock Options within the meaning of Section 424 of the Code.

                          (b) At the Effective Time, each outstanding purchase
right under the Company's Amended and Restated Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") shall be assumed by Parent in such manner that Parent is a corporation "issuing or assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of the Code, and shall be converted into a right to purchase Parent Common Stock in accordance with this Section 2.04(b). Each purchase right so assumed and converted by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Company's Employee Stock Purchase Plan and the documents governing the outstanding purchase rights under the Employee Stock Purchase Plan, immediately prior to the Effective Time, except that the purchase price of shares of Parent Common Stock and the number of shares of Parent Common Stock to be issued upon the exercise of such purchase rights shall be adjusted in accordance with the Exchange Ratio.

                          (c) At the Effective Time, each RSU shall vest
according to its terms and as promptly as practicable following the Effective Time, Parent shall cause to be issued to each holder of RSUs, in complete settlement thereof, a number of shares of Parent Common Stock (net of any applicable withholding) equal to the product of the number of shares of Company Common Stock subject to RSUs credited to the holder's account immediately prior to the Effective Time multiplied by the Exchange Ratio (without regard to any adjustment provided in Section 2.01(e)), such product to be rounded to the nearest whole number of shares of Parent Common Stock.

                          (d) At the Effective Time, the forfeiture conditions
on each Performance Award shall lapse according to its terms and, as promptly as practicable following the Effective Time, Parent shall cause to be issued to each holder of a Performance Award, in complete settlement thereof, a number of shares of Parent Common Stock (net of any applicable withholding) equal to the product of the number of shares of Company Common Stock issuable upon achievement of all performance goals set forth in the holder's Performance Award multiplied by the Exchange Ratio (without regard to any adjustment provided in Section 2.01(e)), such product to be rounded to the nearest whole number of shares of Parent Common Stock.

                          (e) The Company shall take all actions necessary to
terminate the Company Supplemental Retention Plan as of the Effective Time. In connection with such termination, as promptly as practicable following the Effective Time, Parent shall cause to be issued to each participant in the Supplemental Retention Plan, in complete settlement of such participant's rights with respect to Supplemental Retention Units, a number of shares of Parent Common Stock (net of any applicable withholding) equal to the product of the number of shares of Company Common Stock subject to Supplemental Retention Units credited to such participant's account immediately prior to the Effective Time multiplied by the Exchange Ratio (without regard to any adjustment provided in Section 2.01(e)), such product to be rounded down to the nearest whole number of shares of Parent Common Stock.

                          (f) Parent shall take all corporate action necessary
to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise or settlement of the Company Equity Awards being assumed or settled in accordance with this Section 2.04. As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such Company Equity Awards and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Company Stock Options being assumed in accordance with this
Section 2.04 remain outstanding.

                                 ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as expressly set forth in that certain letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates and such other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section or Subsection readily apparent), dated as of the date of this Agreement, from the Company to Parent and Merger Sub (the "Company Disclosure Letter") or in any Company SEC Document filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents"), the Company represents and warrants to Parent and Merger Sub that:

                  Section 3.01 Organization, Standing and Power. Each of the Company and each of its subsidiaries (the "Company Subsidiaries") is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate, partnership or limited liability company power and authority to conduct its businesses as presently conducted, except where such failure to be in good standing that would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent true and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws"), and the comparable organizational documents of each Company Subsidiary, in each case as amended to the date of this Agreement. The Company is not in violation of any of the provision of the Company Charter or the Company By-laws as of the date hereof.

                  Section 3.02 The Company Subsidiaries; Equity Interests.

                          (a) Section 3.02(a) of the Company Disclosure Letter
lists each Company Subsidiary and its jurisdiction of organization or formation. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens.

                          (b) Except for its interests in the Company
Subsidiaries, the Company does not own, directly or indirectly, any Equity Interest in any person.

                  Section 3.03 Capital Structure.

                          (a) The authorized capital stock of the Company
consists of 400,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share. As of July 13, 2004, (i) 308,571,027 shares of Company Common Stock were issued and outstanding, (ii) 23,081,422 shares of Company Common Stock were held by the Company in its treasury, (iii) 25,441,914 shares of Company Common Stock were subject to outstanding Company Equity Awards pursuant to the Company Stock Plans, (iv) 29,120,640 shares of Company Common Stock were reserved for issuance under the Company Stock Plans and (v) a variable number of shares of Company Common Stock were subject to outstanding convertible debt. Except as set forth above, as of July 13, 2004, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding, and since July 13, 2004, no shares of capital stock or other voting securities of the Company were issued by the Company, except for shares of Company Common Stock issued upon the exercise or vesting of Company Equity Awards outstanding as of July 13, 2004. There are no outstanding stock appreciation rights linked to the price of Company Common Stock and granted under the Company Stock Plan or otherwise. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt"). Except as set forth above and except for the Rights (as defined in the Company Rights Plan), as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other Equity Interests in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

                          (b) All outstanding Company Stock Options are
evidenced by stock option award agreements. The Company has provided or made available to Parent the standard form of stock option award agreement, as well as those stock option award agreements that are materially different from the standard form of stock option award agreement.

                  Section 3.04 Authority; Execution and Delivery;
Enforceability.

                          (a) The Company has all requisite corporate power
and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval, to consummate the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that enforcement hereof may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting its creditors' rights generally and (ii) the affect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                          (b) The Board of Directors of the Company (the
"Company Board"), at a meeting duly called and held, duly and unanimously adopted resolutions (which resolutions have not been rescinded or modified)
(i) approving this Agreement and approving the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement, (ii) determining that the terms of the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement are advisable and fair to and in the best interests of the Company and its stockholders, (iii) directing that this Agreement be submitted to a vote at the Company Stockholders Meeting and
(iv) recommending that the Company's stockholders adopt this Agreement. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement, the Merger or any other Transactions contemplated by this Agreement and the transactions contemplated hereby and thereby, without any further action on the part of the stockholders of the Company or the Company Board. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger or any other Transactions contemplated by this Agreement.

                          (c) The Company Rights Agreement has been amended so
that (A) Parent, Merger Sub and any of their "Affiliates" or "Associates" (as such terms are defined in the Company Rights Agreement) are exempt from the definition of "Acquiring Person" contained in the Company Rights Agreement, and no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or any other Transactions contemplated by this Agreement or the consummation of the Merger and (B) the Company Rights Agreement will terminate and the Company Rights will expire immediately prior to the Effective Time. The Company Rights Agreement, as so amended, has not been further amended or modified.

                          (d) The only vote of holders of any class or series
of the capital stock of the Company necessary to adopt this Agreement and approve the Merger is the approval of this Agreement by a majority of the outstanding shares of Company Common Stock entitled to vote (the "Company Stockholder Approval"). The affirmative vote of the holders of Company Common Stock, or any of them, is not necessary to consummate any Transaction to be performed or consummated by the Company in accordance with the terms of this Agreement other than the Merger.

                  Section 3.05 No Conflicts; Consents.

                          (a) The execution and delivery by the Company of
this Agreement do not, and the consummation by the Company of the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement and compliance by the Company with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable organizational documents of any Company Subsidiary, (ii) any contract, management agreement, development agreement, consulting agreement, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree ("Judgment") or statute, law (including common law), ordinance, rule or regulation ("Law") applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

                          (b) No consent, approval, license, order or
authorization ("Consent") of, or registration, declaration or filing with, or Permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required to be obtained or made by the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any applicable antitrust or competition laws of foreign jurisdictions ("Foreign Competition Laws"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) the Joint Proxy Statement and (B) such reports under, or other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and such filings and approvals as may be required under applicable Gaming Laws and (v) such other items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

                  Section 3.06 Company SEC Documents; Undisclosed Liabilities.

                          (a) The Company has filed all reports, schedules,
forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2001 pursuant to Sections 13(a) and 15(d) of the Exchange Act (the "Company SEC Documents").

                          (b) As of its respective date, each Company SEC
Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Filed Company SEC Document has been revised or superseded by a later filed Filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

                          (c) Except as and to the extent disclosed or
reserved against on the Company's most recent balance sheet (or in the notes thereto) included in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary has any Liabilities of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, except for Liabilities that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                          (d) None of the Company Subsidiaries is, or has at
any time since January 1, 2001 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

                  Section 3.07 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Share Issuance (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company's stockholders or Parent's stockholders or at the time of the Company Stockholders Meeting or Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

                  Section 3.08 Absence of Certain Changes or Events. Since December 31, 2003, the Company has conducted its business in all material respects only in the ordinary course, and since such date there has not been:

                                  (i) any event or development, condition or
                  occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

                                  (ii) any change in accounting methods,
                  principles or practices by the Company or any Company Subsidiary, except insofar as may have been required by a change in GAAP; or

                                  (iii) any material elections with respect to
                  Taxes by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax Liability or refund.

                  Section 3.09 Taxes.

                          (a) Except with respect to any divestitures that may
be undertaken pursuant to Section 6.03(a), none of the Company, the Company Subsidiaries or any Company affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. Except with respect to any divestitures that may be undertaken pursuant to Section 6.03(a ), to the Company's knowledge, there is no agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

                          (b) The Company and the Company Subsidiaries timely
have filed with the appropriate Tax authority or other Governmental Authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and accurate in all material respects, subject to such exceptions as would not be reasonably expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have paid all Taxes (other than such Taxes as are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken) that have become due, whether or not shown on any Tax Return, subject to such exceptions as are unlikely to have a Company Material Adverse Effect. The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the dates of the financial statements contained in the most recent Company SEC Documents, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements, subject to such exceptions as are unlikely to have a Company Material Adverse Effect. Since the date of the financial statements in the most recent Company SEC Documents, neither the Company nor any Company Subsidiary has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice, subject to such exceptions as would not be reasonably expected to have a Company Material Adverse Effect.

                          (c) There are no audits or other administrative
proceedings or court proceedings currently pending or in progress with regard to any material Taxes or material Tax Returns of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received a written notice or announcement of any audits or other administrative proceedings or court proceedings, subject to exceptions for any audits or proceedings that, if resolved in a manner unfavorable to the Company or any Company Subsidiary, are unlikely to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has granted any waivers or extensions of the time to assess any Taxes.

                          (d) There are no Tax Liens upon any property or
assets of the Company or any Company Subsidiary except Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings, subject to such exceptions as would not be reasonably expected to have a Company Material Adverse Effect.

                          (e) All Taxes required to be withheld, collected or
deposited by or with respect to the Company and each Company Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required by applicable Law, have been paid to the relevant Tax authority or other Governmental Entity, subject to such exceptions as are unlikely to have a Company Material Adverse Effect.

                          (f) Neither the Company nor any Company Subsidiary
is responsible for the Taxes of any other person (other than the Company or a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or by Contract that would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract or arrangement, subject to such exceptions as would not be reasonably expected to have a Company Material Adverse Effect.

                          (g) Neither the Company nor any Company Subsidiary
has been a party to any distribution occurring during the two (2) years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

                          (h) Neither the Company nor any Company Subsidiary
has entered into or participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any confidential corporate tax shelter within the meaning of Treasury Regulation Section 301.6111-2.

                  Section 3.10 Absence of Changes in Benefit Plans. Except as would not reasonably be expected to have a Company Material Adverse Effect, since December 31, 2003, neither the Company nor any Company Subsidiary has terminated, adopted, amended, modified or agreed to amend or modify (or announced an intention to amend or modify) any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical or other welfare benefit or other plan, program, arrangement or understanding, whether oral or written, formal or informal, funded or unfunded (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary or any other person or entity that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Company ERISA Affiliate"), in each case providing benefits to any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary (each, a "Company Participant") and whether or not subject to United States law (collectively, "Company Benefit Plans") or has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan that is a Company Pension Plan, or any change in the manner in which contributions to any such Company Pension Plan are made or the basis on which such contributions are determined, other than changes made pursuant to any collective bargaining agreement to which the Company or any Company Subsidiary is a party.

                  Section 3.11 ERISA Compliance; Excess Parachute Payments.

                          (a) Section 3.11(a) of the Company Disclosure Letter
contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other material Company Benefit Plans maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any Company Participant. Each Company Benefit Plan (other than Company Multiemployer Pension Plans), and, to the knowledge of the Company, each Company Multiemployer Pension Plan has been administered in material compliance with its terms and applicable Law, and the terms of any applicable collective bargaining agreements. The Company has delivered or made available, or will as soon as practicable following the date hereof deliver or make available, to Parent true, complete and correct copies of (i) each Company Benefit Plan required to be listed on Section 3.11(a) of the Company Disclosure Letter (or, in the case of any unwritten Company Benefit Plans, written descriptions thereof), (ii) the two most recent annual reports required to be filed, or such similar reports, statements, information returns or material correspondence filed with or delivered to any Governmental Entity, with respect to each Company Benefit Plan (including reports filed on Form 5500 with accompanying schedules and attachments), (iii) the most recent summary plan description prepared for each Company Benefit Plan, (iv) each trust agreement and group annuity contract and other documents relating to the funding or payment of benefits under any Company Benefit Plan, (v) the most recent determination or qualification letter issued by any Governmental Entity for each Company Benefit Plan intended to qualify for favorable tax treatment, as well as a true, correct and complete copy of each pending application for a determination letter, if applicable, and (vi) the two most recent actuarial valuations for each Company Benefit Plan.

                          (b) Each Company Benefit Plan (other than any
Company Multiemployer Pension Plan) intended to be "qualified" within the meaning of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such Company Benefit Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Benefit Plan (other than any Company Multiemployer Pension Plan) been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under Section 307 of ERISA.

                          (c) During the past six years neither the Company
nor any Company ERISA Affiliate has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent Liability under, any Company Benefit Plan that is subject to Title IV of ERISA, other than any Company Pension Plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Company Multiemployer Pension Plan"). There have been no non-exempt "prohibited transactions" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Company Benefit Plan that is subject to ERISA (other than any Company Multiemployer Pension Plan) and, to the knowledge of the Company, with respect to any Company Multiemployer Pension Plan that, in each case, could reasonably be expected to subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, or, to the knowledge of the Company, any trusts created thereunder or any trustee or administrator thereof to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any material Liability under Section 502(i) or 502(1) of ERISA or to any other material Liability for breach of fiduciary duty under ERISA or any other applicable Law. During the six years prior to the date of this Agreement, no Company Pension Plan or related trust has been terminated. Neither the Company nor any Company Subsidiary has incurred any material Liability that remains unsatisfied with respect to a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Company Multiemployer Pension Plan.

                          (d) With respect to any Company Benefit Plan that is
an employee welfare benefit plan, whether or not subject to ERISA, (i) no such Company Benefit Plan is funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code), (ii) except as would not reasonably be expected to have a Company Material Adverse Effect, each such Company Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code or any similar state statute, (iii) no such Company Benefit Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his eligible dependents or beneficiaries) or as required pursuant to any collective bargaining agreement or by Section 4980B(f) of the Code or any similar state statute and (iv) Section 3.11(d)(iv) of the Company Disclosure Letter indicates whether each welfare plan is self-insured or insured through third-party coverage.

                          (e) No amount or other entitlement that could be
received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated hereby (alone or in combination with any other event) by any Company Participant who is an executive officer of the Company who currently has in effect a change of control agreement or has an employment agreement with change of control provisions under any Company Benefit Plan or other compensation arrangement currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code) and no such executive officer is entitled to receive any additional payment from the Company or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such executive officer.

                          (f) The execution and delivery by the Company of
this Agreement do not, and the consummation of the Transactions and compliance with the terms hereof will not (either alone or in combination with any other event) (i) entitle any Company Participant to any additional compensation, severance or other benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or (iii) result in any breach or violation of, or a default (with or without notice or lapse of time or both) under, any Company Benefit Plan.

                          (g) Neither the Company nor any Company Subsidiary
has received notice of any, and, to the knowledge of the Company, there are no
(i) material pending termination proceedings or other suits, claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), actions or proceedings against or involving or asserting any rights or claims to benefits under any Company Benefit Plan or (ii) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any Company Benefit Plan. To the knowledge of the Company, all contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made by the Company or any Company Subsidiary have been timely made, accrued or reserved for in all material respects.

                          (h) Neither the Company nor any Company Subsidiary
has any material Liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any Company Subsidiary and treating such persons as consultants or independent contractors and not as employees of the Company or any Company Subsidiary.

                  Section 3.12 Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or would reasonably be expected to have a Company Material Adverse Effect.

                  Section 3.13 Compliance With Applicable Laws. The Company and the Company Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws, including applicable Gaming Laws and Laws relating to occupational health and safety, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance with any applicable Law, except where such non-compliance has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries, and to the knowledge of the Company, each of their respective directors, officers and persons performing management functions similar to officers, have in effect all permits, findings of suitability, licenses, variances, certificates of occupancy, exemptions, authorizations, operating certificates, franchises, entitlements, consents, orders and approvals of all Governmental Entities (collectively, "Permits"), necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted or proposed to be conducted, except for such Permits the absence of which has not had or would not reasonably be expected to have a Company Material Adverse Effect. There has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except for any such violation, default or event which has not had or would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has suffered a suspension or revocation or imposition of penalties or fines with respect to any Permit held under any Gaming Laws, other than in the ordinary course. There is no event which, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit, except for any such event that has not had or would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, this Section 3.13 does not relate to matters with respect to Taxes (which are the subject of Section 3.09), ERISA (which are the subject of Section 3.11), labor Laws (which are the subject of Section 3.16) or Environmental Laws (which are the subject of Section 3.18).

                  Section 3.14 Assets Other Than Real Property Interests. The Company and the Company Subsidiaries have good and valid title to all of their respective material properties and assets, in each case free and clear of all Liens, except (i) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the Company or a Company Subsidiary and for which the Company or a Company Subsidiary has established adequate reserves, (ii) Liens for Taxes that are not due and payable, are being contested in good faith by appropriate proceedings or that may thereafter be paid without interest or penalty, (iii) Liens that are reflected as Liabilities on the balance sheet of the Company and its consolidated subsidiaries as of March 31, 2004 contained in the Filed Company SEC Documents and the existence of which is referred to in the notes to such balance sheet, (iv) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and (v) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted. This Section 3.14 does not relate to real property or interests in real property, such items being the subject of Section 3.15, or to intellectual property, such items being the subject of Section 3.19.

                  Section 3.15 Real Property. All real property and interests in real property owned in fee by the Company or any Company Subsidiary (individually, a "Company Owned Property") and all real property and interests in real property leased by the Company or any Company Subsidiary and any prime or underlying leases relating thereto (individually, a "Company Leased Property") are set forth or described in the Form 10-K filed by the Company with the SEC for the year ended December 31, 2003 or on Section 3.15 of the Company Disclosure Letter. The Company or a Company Subsidiary has good and marketable fee title to all Company Owned Property and good and valid leasehold title to all Company Leased Property (a Company Owned Property or Company Leased Property being sometimes referred to herein, individually, as a "Company Property" and, collectively, the "Company Properties"), in each case subject only to (i) Liens described in clause (i), (ii), (iii) or (v) of
Section 3.14, (ii) leases, subleases and similar agreements set forth in
Section 3.15 of the Company Disclosure Letter and (iii) easements, covenants, rights-of-way and other similar restrictions of record, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted. Any material reciprocal easements, operating agreements, option agreements, rights of first refusal or rights of first offer with respect to any Company Property at which a casino or hotel project is operated are set forth in Section 3.15 of the Company Disclosure Letter. There are no physical conditions or defects at any of the Company Owned Properties at which casino or hotel operations are conducted which materially impair or would be reasonably expected to materially impair the continued operation and conduct of the casino, hotel and related businesses as presently conducted at each such Company Owned Property.

                  Section 3.16 Labor Matters. Since January 1, 2001, neither the Company nor any Company Subsidiary has experienced any labor strikes or, to the knowledge of the Company, union organization attempts, requests for representation, work slowdowns or stoppages or other disputes due to labor disagreements that would reasonably likely be material to any casino or hotel operated or owned by the Company or any Company Subsidiary, and, to the knowledge of the Company, there is currently no such action threatened against or affecting the Company or any Company Subsidiary. The Company and the Company Subsidiaries are each in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, wages and hours, human rights, pay equity and workers compensation, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are not engaged in any unfair labor practice, and no unfair labor practice charge or complaint against the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any comparable Federal, state, provincial or foreign agency or authority, except for such practices, charges or complaints that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that would reasonably be expected to result in material Liability to the Company.

                  Contracts. Neither the Company nor any Company Subsidiary is a party to or bound by, as of the date hereof, any Contract that (i) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) limits or otherwise restricts the Company or any Company Subsidiary or that would, after the Effective Time, limit or restrict Parent or any of its subsidiaries (including the Surviving Entity and its subsidiaries) or any successor thereto, from engaging or competing in any line of business or in any geographic area. Each Contract of the type described in this Section 3.17, whether or not entered into as of the date hereof and whether or not set forth in Section 3.17 of the Company Disclosure Letter, is referred to herein as a "Company Contract." Each Company Contract is valid and binding on the Company or a Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, and the Company and each of the Company Subsidiaries have performed all obligations required to be performed by them to the date hereof under each Company Contract and, to the knowledge of the Company, each other party to each Company Contract has performed all obligations required to be performed by it under such Company Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  Section 3.17 Environmental Matters. Except for such matters that individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

                          (a) the Company and each of the Company Subsidiaries
are, and have been, in compliance with all Environmental Laws, and neither the Company nor any of the Company Subsidiaries has received any (i) communication that alleges that the Company or any of the Company Subsidiaries is in violation of, or has Liability under, any Environmental Law or (ii) written request for information pursuant to any Environmental Law;

                          (b) (i) the Company and each of the Company
Subsidiaries have obtained and are in compliance with all Permits, licenses and governmental authorizations pursuant to Environmental Law (collectively, "Environmental Permits") necessary for their operations as currently conducted, (ii) all such Environmental Permits are valid and in good standing and (iii) neither the Company nor any of the Company Subsidiaries has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit;

                          (c) there are no Environmental Claims pending or, to
the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries;

                          (d) there have been no Releases of any Hazardous
Material that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any Person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;

                          (e) there are no above-ground or underground storage
tanks or known or suspected asbestos-containing materials on, under or about property owned, operated or leased by the Company or any Company Subsidiary, nor, to the knowledge of the Company, were there any underground storage tanks on, under or about any such property in the past; and

                          (f) (i) neither the Company nor any of the Company
Subsidiaries has retained or assumed, either contractually or by operation of Law, any Liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries, and (ii) to the knowledge of the Company, no Environmental Claims are pending against any Person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law.

                          (g) Definitions. As used in this Agreement:

                              (1) "Environmental Claim" means any and all
administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, judgments, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (y) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (z) the failure to comply with any Environmental Law;

                              (2) "Environmental Laws" means all applicable
federal, state, local and foreign laws, rules, regulations, orders, decrees, judgments, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata);

                              (3) "Hazardous Materials" means (y) any
petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and
(z) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law as a pollutant or contaminant or a hazardous, toxic or dangerous substance, material or waste; and

                              (4) "Release" means any actual or, to the
knowledge of the Company or the knowledge of Parent, as the case may be, threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

                  Section 3.18 Intellectual Property. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, inventions and discoveries (whether or not patentable or reduced to practice), trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, copyrights, trade secrets and all other confidential or proprietary information and know-how, whether or not reduced to writing or any other tangible form, and other proprietary intellectual property rights and computer programs arising under the laws of the United States (including any state or territory), any other country or group of countries or any political subdivision of any of the foregoing, whether registered or unregistered (collectively, "Intellectual Property Rights") used in the business of the Company or a Company Subsidiary as of the date hereof, other than such Intellectual Property Rights that are not material (the "Company Intellectual Property"). Except as set forth in
Section 3.19 of the Company Disclosure Letter or except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect on the validity or value of the Company Intellectual Property, (A) no written claim of invalidity or conflicting ownership rights with respect to any Company Intellectual Property has been made by a third party and no such Company Intellectual Property is the subject of any pending or, to the Company's knowledge, threatened action, suit, claim, investigation, arbitration, interference, opposition or other proceeding, (B) no person has given written notice to the Company or any Company Subsidiary that the use of any Company Intellectual Property by the Company, any Company Subsidiary or any licensee is infringing or has infringed any domestic or foreign registered patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any Company Subsidiary or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how, (C) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any Company Intellectual Property, does not infringe any domestic or foreign registered patent, trademark, service mark, trade name, copyright or other Intellectual Property Right of any third party, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party of which the Company has knowledge, (D) (i) neither the Company nor any Company Subsidiary has performed prior acts or is engaged in current conduct or use, or (ii) to the knowledge of the Company, there exists no prior act or current use by any third party, that would void or invalidate any Company Intellectual Property, and (E) the execution, delivery and performance of this Agreement and the Transactions contemplated by this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement that the Company is party to and that concerns any Company Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Company Intellectual Property or impair the right of Parent to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Company Intellectual Property.

                  Section 3.19 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than UBS Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and UBS Securities LLC relating to the Merger and the other Transactions.

                  Section 3.20 Opinion of Financial Advisor. The Company has received the written opinion of UBS Securities LLC, dated the date of this Agreement, to the effect that, as of such date and subject to the considerations set forth therein, the consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view, a signed copy of which opinion has been delivered to Parent solely for informational purposes.

                                 ARTICLE IV.

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Except as expressly set forth in that certain letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates and such other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section or Subsection readily apparent), dated as of the date of this Agreement, from Parent and Merger Sub to the Company (the "Parent Disclosure Letter") or in any Parent SEC Document filed and publicly available prior to the date of this Agreement (the "Filed Parent SEC Documents"), Parent and Merger Sub represent and warrant to the Company that:

                  Section 4.01 Organization, Standing and Power. Each of Parent and each of its subsidiaries (the "Parent Subsidiaries") is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate, partnership or limited liability company power and authority to conduct its businesses as presently conducted except where such failures to be in good standing that would not, individually, or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent and each Parent Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company true and complete copies of the certificate of incorporation of Parent, as amended to the date of this Agreement (as so amended, the "Parent Charter"), and the by-laws of Parent, as amended to the date of this Agreement (as so amended, the "Parent By-laws"), and the comparable organizational documents of each Parent Subsidiary, in each case as amended to the date of this Agreement. Parent is not in violation of any of the provision of Parent Charter or Parent By-laws as of the date hereof. Merger Sub is not in violation of any provision of its certificate of incorporation or by-laws as of the date hereof.

                  Section 4.02 Parent Subsidiaries; Equity Interests.

                          (a) Section 4.02(a) of Parent Disclosure Letter
lists each Parent Subsidiary and its jurisdiction of organization or formation. All the outstanding shares of capital stock of each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all Liens.

                          (b) Except for its interests in Parent Subsidiaries,
Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other Equity Interest in any person.

                          (c) All of the outstanding capital stock of Merger
Sub are owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock in Merger Sub or obligating Merger Sub to grant, issue or sell any capital stock in Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any capital stock of Merger Sub.

                  Section 4.03 Capital Structure.

                          (a) The authorized capital stock of Parent consists
of 360,000,000 shares of Parent Common Stock, 150,000 shares of preferred stock, par value $100.00 per share, and 5,000,000 shares of special stock, par value $1.12 1/2 per share. As of June 30, 2004, (i) 111,909,727 shares of Parent Common Stock were issued and outstanding, (ii) 36,121,350 shares of Parent Common Stock were held by Parent in its treasury, (iii) 10,341,454 shares of Parent Common Stock were subject to outstanding Parent Stock Options and (vi) 4,347,586 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Stock Plans. Except as set forth above, as of June 30, 2004, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding, and since June 30, 2004, no shares of capital stock or other voting securities of Parent were issued by Parent, except for shares of Parent Common Stock issued upon the exercise of Parent Stock Options outstanding as of June 30, 2004. There are no outstanding stock appreciation rights linked to the price of Parent Common Stock and granted under Parent Stock Plan or otherwise. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Parent Charter, Parent By-laws or any Contract to which Parent is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote ("Voting Parent Debt"). Except as set forth above and except for the Parent Rights, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other Equity Interest in, Parent or any Parent Subsidiary or any Voting Parent Debt, (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Parent Common Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary.

                          (b) All outstanding Parent Stock Options are
evidenced by stock option award agreements. Parent has provided or made available to the Company the standard form of stock option award agreement, as well as those stock option award agreements that are materially different from the standard form of stock option award agreement.

                  Section 4.04 Authority; Execution and Delivery;
Enforceability.

                          (a) Each of Parent and Merger Sub has all requisite
corporate power and authority to execute and deliver this Agreement and, subject to the Parent Stockholder Approval, to consummate the Merger and the other Transactions to be performed or consummated by Parent and Merger Sub in accordance with the terms of this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other Transactions to be performed or consummated by Parent and Merger Sub in accordance with the terms of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to receipt of Parent Stockholder Approval. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against each in accordance with its terms, except that enforcement hereof may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting its creditors' rights generally and (ii) the affect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                          (b) The Board of Directors of Parent (the "Parent
Board"), at a meeting duly called and held, duly and unanimously adopted resolutions (which resolutions have not been rescinded or modified) (i) approving this Agreement and approving the Merger and the other Transactions to be performed or consummated by Parent in accordance with the terms of this Agreement, (ii) determining that the terms of the Merger and the other Transactions to be performed or consummated by Parent in accordance with the terms of this Agreement are advisable and fair to and in the best interests of Parent and its stockholders, (iii) directing that this Agreement be submitted to a vote at Parent Stockholders Meeting and (iv) recommending that Parent's stockholders approve this Agreement.

                          (c) The only vote of holders of any class or series
of the capital stock of Parent necessary to approve the Share Issuance is the approval of a majority of the votes cast by the holders of shares of Parent Common Stock in accordance with the requirements of the New York Stock Exchange, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal (the "Parent Stockholder Approval"). The affirmative vote of the holders of Parent Common Stock, or any of them, is not necessary to consummate any Transaction to be performed or consummated by Parent in accordance with the terms of this Agreement other than the Share Issuance.

                  Section 4.05 No Conflicts; Consents.

                          (a) The execution and delivery by Parent and Merger
Sub of this Agreement do not, and the consummation by Parent and Merger Sub of the Merger and the other Transactions to be performed or consummated by Parent and Merger Sub in accordance with the terms of this Agreement and compliance by Parent and Merger Sub with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) Parent Charter, Parent By-laws or the comparable organizational documents of any Parent Subsidiary, (ii) any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

                          (b) No Consent of, or registration, declaration or
filing with, or Permit from, any Governmental Entity, is required to be obtained or made by Parent or any Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the other Transactions to be performed or consummated by Parent in accordance with the terms of this Agreement, other than (i) compliance with and filings under the HSR Act and Foreign Competition Laws, (ii) the filing with the SEC of (A) the Joint Proxy Statement and (B) such reports under, or other applicable requirements of, the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions to be performed or consummated by Parent in accordance with the terms of this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent is qualified to do business, (iv) compliance with and such filings and approvals as may be required under applicable Gaming Laws, and (v) such other items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

                  Section 4.06 Parent SEC Documents; Undisclosed Liabilities.

                          (a) Parent has filed all reports, schedules, forms,
statements and other documents required to be filed by Parent with the SEC since January 1, 2001 pursuant to Sections 13(a) and 15(d) of the Exchange Act (the "Parent SEC Documents").

                          (b) As of its respective date, each Parent SEC
Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Filed Parent SEC Document has been revised or superseded by a later filed Filed Parent SEC Document, none of Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). The books and records of Parent and Parent Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

                          (c) Except as and to the extent disclosed or
reserved against on Parent's most recent balance sheet (or in the notes thereto) included in the Filed Company SEC Documents, neither Parent nor any Parent Subsidiary has any Liabilities of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto, except for Liabilities that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

                          (d) None of Parent Subsidiaries is, or has at any
time since January 1, 2001 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

                  Section 4.07 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to Parent's stockholders or the Company's stockholders or at the time of Parent Stockholders Meeting or the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

                  Section 4.08 Absence of Certain Changes or Events. Since December 31, 2003, Parent has conducted its business in all material respects only in the ordinary course, and since such date there has not been:

                                  (i) any event or development, condition or
                  occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

                                  (ii) any change in accounting methods,
                  principles or practices by Parent or any Parent Subsidiary, except insofar as may have been required by a change in GAAP; or

                                  (iii) any material elections with respect to
                  Taxes by Parent or any Parent Subsidiary or settlement or compromise by Parent or any Parent Subsidiary of any material Tax Liability or refund.

                  Section 4.09 Taxes.

                          (a) Except with respect to any divestitures that may
be undertaken pursuant to Section 6.03(a ), none of Parent, the Parent Subsidiaries or any Parent affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. Except with respect to any divestitures that may be undertaken pursuant to Section 6.03(a), to Parent's knowledge, there is no agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                          (b) Parent and the Parent Subsidiaries timely have
filed with the appropriate Tax authority or other Governmental Entity all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and accurate in all material respects, subject to such exceptions as would not be reasonably expected to have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries have paid all Taxes (other than such Taxes as are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken) that have become due, whether or not shown on any Tax Return, subject to such exceptions as are unlikely to have a Parent Material Adverse Effect. The unpaid Taxes of Parent and the Parent Subsidiaries did not, as of the dates of the financial statements contained in the most recent Parent SEC Documents, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements, subject to such exceptions as are unlikely to have a Parent Material Adverse Effect. Since the date of the financial statements in the most recent Parent SEC Documents, neither Parent nor any Parent Subsidiary has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice, subject to such exceptions as would not be reasonably expected to have a Parent Material Adverse Effect.

                          (c) There are no audits or other administrative
proceedings or court proceedings currently pending or in progress with regard to any material Taxes or material Tax Returns of Parent or any Parent Subsidiary, and neither Parent nor any Parent Subsidiary has received a written notice or announcement of any audits or other administrative proceedings or court proceedings, subject to exceptions for any audits or proceedings that, if resolved in a manner unfavorable to Parent or any Parent Subsidiary, are unlikely to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has granted any waivers or extensions of the time to assess any Taxes.

                          (d) There are no Tax Liens upon any property or
assets of Parent or any Parent Subsidiary except Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings, subject to such exceptions as would not be reasonably expected to have a Parent Material Adverse Effect.

                          (e) All Taxes required to be withheld, collected or
deposited by or with respect to Parent and each Parent Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required by applicable Law, have been paid to the relevant Tax authority or other Governmental Entity, subject to such exceptions as are unlikely to have a Parent Material Adverse Effect.

                          (f) Neither Parent nor any Parent Subsidiary is
responsible for the Taxes of any other person (other than Parent or Parent Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or by Contract that would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract or arrangement, subject to such exceptions as would not be reasonably expected to have a Parent Material Adverse Effect.

                          (g) Neither Parent nor any Parent Subsidiary has
been a party to any distribution occurring during the two (2) years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

                          (h) Neither Parent nor any Parent Subsidiary has
entered into or participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any confidential corporate tax shelter within the meaning of Treasury Regulation Section 301.6111-2.

                  Section 4.10 Absence of Changes in Benefit Plans. Except as would not reasonably be expected to have a Parent Material Adverse Effect, since December 31, 2003, neither Parent nor any Parent Subsidiary has terminated, adopted, amended, modified or agreed to amend or modify (or announced an intention to amend or modify) any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical or other welfare benefit or other plan, program, arrangement or understanding, whether oral or written, formal or informal, funded or unfunded (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by Parent or any Parent Subsidiary or any other person or entity that, together with Parent or any Parent Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Parent ERISA Affiliate"), in each case providing benefits to any current or former employee, officer, director or independent contractor of Parent or any Parent Subsidiary (each, a "Parent Participant") and whether or not subject to United States law (collectively, "Parent Benefit Plans") or has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Parent Benefit Plan that is a Parent Pension Plan, or any change in the manner in which contributions to any such Parent Pension Plan are made or the basis on which such contributions are determined, other than changes made pursuant to any collective bargaining agreement to which Parent or any Parent Subsidiary is a party.

                  Section 4.11 ERISA Compliance; Excess Parachute Payments.

                          (a) All "employee pension benefit plans" (as defined
in Section 3(2) of ERISA) ("Parent Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other material Parent Benefit Plans maintained, or contributed to, by Parent or any Parent Subsidiary for the benefit of any Parent Participant (other than Parent Multiemployer Pension Plans), and, to the knowledge of Parent, each Parent Multiemployer Pension Plan, have been administered in material compliance with their terms and applicable Law, and the terms of any applicable collective bargaining agreements.

                          (b) Each Parent Benefit Plan (other than any Parent
Multiemployer Pension Plan) intended to be "qualified" within the meaning of
Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such Parent Benefit Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Parent, has revocation been threatened, nor has any such Parent Benefit Plan (other than any Parent Multiemployer Pension
Plan) been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under
Section 307 of ERISA.

                          (c) During the past six years neither Parent nor any
Parent ERISA Affiliate has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent Liability under, any Parent Benefit Plan that is subject to Title IV of ERISA, other than any Parent Pension Plan that is a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA (a "Parent Multiemployer Pension Plan"). There have been no non-exempt "prohibited transactions" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Parent Benefit Plan that is subject to ERISA (other than any Parent Multiemployer Pension Plan), and to the knowledge of Parent, with respect to any Parent Multiemployer Pension Plan, in each case, that could reasonably be expected to subject Parent, any Parent Subsidiary or any officer of Parent or any Parent Subsidiary or any of Parent Benefit Plans which are subject to ERISA, or, to the knowledge of Parent, any trusts created thereunder or any trustee or administrator thereof to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any material Liability under Section 502(i) or 502(1) of ERISA or to any other material Liability for breach of fiduciary duty under ERISA or any other applicable Law. During the six years prior to the date of this Agreement, no Parent Pension Plan or related trust has been terminated. Neither Parent nor any Parent Subsidiary has incurred any material Liability that remains unsatisfied with respect to a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Parent Multiemployer Pension Plan.

                          (d) With respect to any Parent Benefit Plan that is
an employee welfare benefit plan, whether or not subject to ERISA, (i) no such Parent Benefit Plan is funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code), (ii) except as would not reasonably be expected to have a Parent Material Adverse Effect, each such Parent Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code or any similar state statute and (iii) no such Parent Benefit Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his eligible dependents or beneficiaries) or as required pursuant to any collective bargaining agreement or by Section 4980B(f) of the Code or any similar state statute.

                          (e) No amount or other entitlement that could be
received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated hereby (alone or in combination with any other event) by any Parent Participant who is an executive officer of Parent who currently has in effect a change of control agreement or has an employment agreement with change of control provisions under any Parent Benefit Plan or other compensation arrangement currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code) and no such executive officer is entitled to receive any additional payment from Parent or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such executive officer.

                          (f) The execution and delivery by Parent of this
Agreement do not, and the consummation of the Transactions and compliance with the terms hereof will not (either alone or in combination with any other event) (i) entitle any Parent Participant to any additional compensation, severance or other benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Parent Benefit Plan or (iii) result in any breach or violation of, or a default (with or without notice or lapse of time or both) under, any Parent Benefit Plan.

                          (g) Neither Parent nor any Parent Subsidiary has
received notice of any, and, to the knowledge of Parent, there are no (i) material pending termination proceedings or other suits, claims (except claims for benefits payable in the normal operation of Parent Benefit Plans), actions or proceedings against or involving or asserting any rights or claims to benefits under any Parent Benefit Plan or (ii) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any Parent Benefit Plan. To the knowledge of Parent, all contributions, premiums and benefit payments under or in connection with Parent Benefit Plans that are required to have been made by Parent or any Parent Subsidiary have been timely made, accrued or reserved for in all material respects.

                          (h) Neither Parent nor any Parent Subsidiary has any
material Liability or obligations, including under or on account of a Parent Benefit Plan, arising out of the hiring of persons to provide services to Parent or any Parent Subsidiary and treating such persons as consultants or independent contractors and not as employees of Parent or any Parent Subsidiary.

                  Section 4.12 Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any Parent Subsidiary that has had or would reasonably be expected to have a Parent Material Adverse Effect.

                  Section 4.13 Compliance With Applicable Laws. Parent and Parent Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws, including applicable Gaming Laws and Laws relating to occupational health and safety, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that Parent or a Parent Subsidiary is not in compliance in any material respect with any applicable Law, except where such non-compliance has not or would not reasonably be expected to have a Parent Material Adverse Effect. Parent and Parent Subsidiaries, and to the knowledge of Parent, each of their respective directors, officers and persons performing management functions similar to officers, have in effect all Permits, necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted or proposed to be conducted, except for such Permits the absence of which has not had or would not reasonably be expected to have a Parent Material Adverse Effect. There has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except for any such violation, default or event which has not had or would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has suffered a suspension or revocation or imposition of penalties or fines with respect to any Permit held under the Gaming Laws, other than in the ordinary course. There is no event which, to the knowledge of Parent, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit, except for any such event that has not had or would not reasonably be expected to have a Parent Material Adverse Effect. Notwithstanding the foregoing, this Section 4.13(a) does not relate to matters with respect to Taxes (which are the subject of Section 4.09), ERISA (which are the subject of Section 4.11), labor Laws (which are the subject of Section 4.16) or Environmental Laws (which are the subject of Section 4.18).

                  Section 4.14 Assets Other Than Real Property Interests. Parent and Parent Subsidiaries have good and valid title to all of their respective material properties and assets, in each case free and clear of all Liens, except (i) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by Parent or a Parent Subsidiary and for which Parent or a Parent Subsidiary has established adequate reserves, (ii) Liens for Taxes that are not due and payable, are being contested in good faith by appropriate proceedings or that may thereafter be paid without interest or penalty, (iii) Liens that are reflected as Liabilities on the balance sheet of Parent and its consolidated subsidiaries as of March 31, 2004 contained in the Filed Parent SEC Documents and the existence of which is referred to in the notes to such balance sheet,
(iv) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and (v) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of Parent and Parent Subsidiaries as presently conducted. This Section 4.14 does not relate to real property or interests in real property, such items being the subject of Section 4.15, or to intellectual property, such items being the subject of Section 4.19.

                  Section 4.15 Real Property. All real property and interests in real property owned in fee by Parent or any Parent Subsidiary (individually, a "Parent Owned Property") and all real property and interests in real property leased by Parent or any Parent Subsidiary and any prime or underlying leases relating thereto (individually, a "Parent Leased Property") are set forth in the Form 10-K filed by Parent with the SEC for the year ended December 31, 2003 or on Section 4.15 of the Parent Disclosure Letter. Parent or a Parent Subsidiary has good and marketable fee title to all Parent Owned Property and good and valid leasehold title to all Parent Leased Property (a Parent Owned Property or Parent Leased Property being sometimes referred to herein, individually, as a "Parent Property" and, collectively, the "Parent Properties"), in each case subject only to (i) Liens described in clause (i),
(ii), (iii) or (v) of Section 4.14, (ii) leases, subleases and similar agreements set forth in Section 4.15 of the Parent Disclosure Letter and (iii) easements, covenants, rights-of-way and other similar restrictions of record, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of Parent and Parent Subsidiaries as presently conducted. Any material reciprocal easements, operating agreements, option agreements, rights of first refusal or rights of first offer with respect to any Parent Property at which a casino or hotel project is operated are set forth in Section 4.15 of the Parent Disclosure Letter. There are no physical conditions or defects at any of the Parent Owned Properties at which casino or hotel operations are conducted which materially impair or would be reasonably expected to materially impair the continued operation and conduct of the casino, hotel and related businesses as presently conducted at each such Parent Owned Property.

                  Section 4.16 Labor Matters. Since January 1, 2001, neither Parent nor any Parent Subsidiary has experienced any labor strikes, or, to the knowledge of Parent, union organization attempts, requests for representation, work slowdowns or stoppages or other disputes due to labor disagreements that would reasonably likely be material to any casino or hotel operated or owned by Parent or any Parent Subsidiary, and, to the knowledge of Parent, there is currently no such action threatened against or affecting Parent or any Parent Subsidiary. Parent and Parent Subsidiaries are each in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, wages and hours, human rights, pay equity and workers compensation, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and Parent Subsidiaries are not engaged in any unfair labor practice, and no unfair labor practice charge or complaint against Parent or any Parent Subsidiary pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any comparable Federal, state, provincial or foreign agency or authority except for such practices, charges or complaints that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary that would reasonably be expected to result in material Liability to Parent.

                  Section 4.17 Contracts. Neither Parent nor any Parent Subsidiary is a party to or bound by, as of the date hereof, any Contract that
(i) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) limits or otherwise restricts Parent or any Parent Subsidiary or any successor thereto, from engaging or competing in any line of business or in any geographic area. Each Contract of the type described in this Section 4.17, whether or not entered into as of the date hereof and whether or not set forth in Section 4.17 of the Parent Disclosure Letter, is referred to herein as a "Parent Contract." Each Parent Contract is valid and binding on Parent or a Parent Subsidiary party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, and Parent and each of the Parent Subsidiaries have performed all obligations required to be performed by them to the date hereof under each Parent Contract and, to the knowledge of Parent, each other party to each Parent Contract has performed all obligations required to be performed by it under such Parent Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither the Parent nor any Parent Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

                  Section 4.18 Environmental Matters. Except for such matters that individually or in the aggregate have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect:

                          (a) Parent and each of Parent Subsidiaries are, and
have been, in compliance with all Environmental Laws, and neither Parent nor any of Parent Subsidiaries has received any (i) communication that alleges that Parent or any of Parent Subsidiaries is in violation of, or has Liability under, any Environmental Law or (ii) written request for information pursuant to any Environmental Law;

                          (b) (i) Parent and each of Parent Subsidiaries have
obtained and are in compliance with all Environmental Permits necessary for their operations as currently conducted, (ii) all such Environmental Permits are valid and in good standing and (iii) neither Parent nor any of Parent Subsidiaries has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit;

                          (c) there are no Environmental Claims pending or, to
the knowledge of Parent, threatened, against Parent or any of Parent
Subsidiaries;

                          (d) there have been no Releases of any Hazardous
Material that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of Parent Subsidiaries or against any Person whose liabilities for such Environmental Claims Parent or any of Parent Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;

                          (e) there are no above-ground or underground storage
tanks or known or suspected asbestos-containing materials on, under or about property owned, operated or leased by Parent or any Parent Subsidiary, nor, to the knowledge of Parent, were there any underground storage tanks on, under or about any such property in the past; and

                          (f) (i) neither Parent nor any of Parent
Subsidiaries has retained or assumed, either contractually or by operation of Law, any Liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of Parent Subsidiaries, and (ii) to the knowledge of Parent, no Environmental Claims are pending against any Person whose liabilities for such Environmental Claims Parent or any of Parent Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law.

                  Section 4.19 Intellectual Property. Parent and Parent Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights used in the business of Parent or a Parent Subsidiary as of the date hereof, other than such Intellectual Property Rights that are not material (the "Parent Intellectual Property"). Except as set forth in Section 4.19 of the Parent Disclosure Letter or except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect on the validity or value of the Parent Intellectual Property, (A) no written claim of invalidity or conflicting ownership rights with respect to any Parent Intellectual Property has been made by a third party and no such Parent Intellectual Property is the subject of any pending or, to Parent's knowledge, threatened action, suit, claim, investigation, arbitration, interference, opposition or other proceeding, (B) no person has given written notice to Parent or any Parent Subsidiary that the use of any Parent Intellectual Property by Parent, any Parent Subsidiary or any licensee is infringing or has infringed any domestic or foreign registered patent, trademark, service mark, trade name, or copyright or design right, or that Parent, any Parent Subsidiary or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how, (C) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any Parent Intellectual Property, does not infringe any domestic or foreign registered patent, trademark, service mark, trade name, copyright or other Intellectual Property Right of any third party, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party of which Parent has knowledge, (D) (i) neither Parent nor any Parent Subsidiary has performed prior acts or is engaged in current conduct or use, or (ii) to the knowledge of Parent, there exists no prior act or current use by any third party, that would void or invalidate any Parent Intellectual Property, and (E) the execution, delivery and performance of this Agreement and the Transactions contemplated by this Agreement by Parent and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement that Parent is party to and that concerns any Parent Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of Parent Intellectual Property or impair the right of the Company to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Parent Intellectual Property.

                  Section 4.20 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Deutsche Bank Securities Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent. Parent has furnished to the Company a true and complete copy of all agreements between Parent and Deutsche Bank Securities Inc. relating to the Merger and the other Transactions.

                  Section 4.21 Opinion of Financial Advisor. Parent has received the written opinion of Deutsche Bank Securities Inc., dated the date of this Agreement, to the effect that, as of such date and subject to the considerations set forth therein, the Merger Consideration is fair from a financial point of view to Parent, a signed copy of which opinion has been delivered to the Company solely for informational purposes.

                  Section 4.22 Financing. Parent will have at the Effective Time sufficient funds available to pay the cash portion of the Merger Consideration.

                                  ARTICLE V.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

                  Section 5.01 Conduct of Business.

                          (a) Conduct of Business by the Company. Except for
matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to (i) conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use its commercially reasonable efforts to preserve intact its current business organization and keep available the services of its current officers and employees, (ii) pay its Taxes when due and (iii) use all commercially reasonable efforts to keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

                              (i) (A) declare, set aside or pay any dividends
                  on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect Company Subsidiary to its security holders in the ordinary course of business consistent with past practice, (B) enter into any Contract with respect to the voting of its capital stock or other Equity Interests held by the Company or any Company Subsidiary, (C) split, combine or reclassify any of its capital stock or other Equity Interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other Equity Interests, or (D) purchase, redeem or otherwise acquire (1) any shares of capital stock or other Equity Interests of the Company or any Company Subsidiary, (2) any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (3) any options, warrants, rights, securities, units, commitments, Contracts, arrangements or undertakings of any kind that give any person the right to receive any economic benefits and rights accruing to holders of capital stock or other Equity Interests of the Company or any Company Subsidiary, other than, in respect of any of the foregoing clauses (C) or (D),
                  (x) pursuant to the terms of the Company Equity Awards outstanding as of the date hereof or granted in compliance with subclause (z) of Section 5.01(a)(ii) below (y) pursuant to the conversion of convertible debt outstanding as of the date hereof in accordance with their present terms, or (z) pursuant to the Company's Employee Stock Purchase Plan;

                              (ii) issue, deliver, sell or grant (A) any
                  shares of its capital stock or other Equity Interests, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities, (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units or (E) any options, warrants, rights, securities, units, commitments, Contracts, arrangements or undertakings of any kind that give any person the right to receive any economic benefits and rights accruing to holders of capital stock of the Company or any Company Subsidiary, other than in respect of any of the foregoing clause (A),
                  (B), (C), (D)or (E), (w) pursuant to the terms of the Company Equity Awards outstanding as of the date hereof or granted in compliance with subclause (z) of this Section 5.01(a)(ii), (x) pursuant to the conversion of convertible debt outstanding as of the date hereof in accordance with their present terms, (y) pursuant to the Company's Employee Stock Purchase Plan, and (z) grants of up to an aggregate of 2,000,000 Company Stock Options (with exercise prices at the fair market value of Company Common Stock on the date of grant) and other Company Equity Awards with respect to an aggregate of 500,000 shares of Company Common Stock pursuant to the Company Stock Plans in the ordinary course of business consistent with past practice, provided that any such Company Equity Awards granted pursuant to this clause
                  (z) shall expressly provide that, except as otherwise provided in an employment agreement or severance agreement in effect as of the date hereof, the Transactions, in and of themselves, shall not result in acceleration of the vesting of such awards; provided, however, that any such awards may provide for acceleration of vesting upon the involuntary termination of employment of the holder thereof without cause within one year of the Closing; provided, further that, for purposes of subclauses (x), (y) and (z) of this
                  Section 5.01(a)(ii), the Company is permitted to also issue the associated Company Rights with any Company Common Stock issued pursuant to such subclauses;

                              (iii) amend or otherwise change its certificate
                  of incorporation, by-laws or other comparable charter or organizational documents, other than amendments or changes to any such documents of Company Subsidiaries in the ordinary course of business consistent with past practices;

                              (iv) acquire or agree to acquire (A) by merging
                  or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Equity Interest in or business of any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except in respect of any of the foregoing clauses (A) and (B), (w) capital expenditures in accordance with Section 5.01(a)(ix), (x) purchases of inventory in the ordinary course of business consistent with past practice, (y) for acquisitions of assets or equity interests having or involving aggregate consideration not in excess of $10,000,000 or (z) development activities having or involving consideration not in excess of the Development Amount;

                              (v) (A) grant to any Company Participant any
                  loan or increase in compensation, benefits, perquisites or any bonus or award, or pay any bonus to any such person, except to the extent required under employment agreements in effect as of the date of this Agreement as set forth in
                  Section 3.11(a) of the Company Disclosure Letter or in the ordinary course of business consistent with past practice (excluding any benefits or bonuses not permitted by subclauses (B) or (D) of this Section 5.01(a)(v)), (B) grant to any Company Participant any increase in severance, change in control or termination pay or benefits, except to the extent required under any agreement in effect as of the date of this Agreement as set forth in Section 3.11(a) of the Company Disclosure Letter, (C) enter into any employment, loan, retention, consulting, indemnification, termination or similar agreement with any Company Participant, except in the ordinary course of business consistent with past practice, (D) enter into any change of control, severance or similar agreement with any Company Participant, other than
                  (x) renewals of any such agreements in effect as of the date hereof or (y) any such agreements with Company Participants hired after the date hereof replacing a Company Participant whose employment has terminated for any reason (provided that the terms of any such agreements are no more favorable to the new Company Participant than the terminated Company Participant), (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, except in the ordinary course of business consistent with past practice, (F) establish, adopt, enter into, terminate or amend any collective bargaining agreement, Company Benefit Plan, except in the ordinary course of business consistent with past practice,
                  (G) amend, waive or otherwise modify any of the terms of any employee option, warrant or stock option plan of the Company or any Company Subsidiary or (H) take any action to accelerate any rights or benefits, including vesting and payment, or make any material determinations, under any collective bargaining agreement or Company Benefit Plan;

                              (vi) make any change in accounting methods,
                  principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, other than as may have been required by a change in GAAP or any Governmental Entity;

                              (vii) sell, lease, license, transfer, pledge or
                  otherwise dispose of or subject to any Lien any properties or assets that have a fair value, individually, in excess of $5,000,000 or, in the aggregate, in excess of $20,000,000;

                              (viii) (A) other than debt incurrence pursuant
                  to any credit facility or line of credit existing prior to the date of this Agreement (a copy of which has been previously delivered or made available to Parent) or any refinancing thereof not to exceed the amount borrowable thereunder (provided that at no time shall the Company's aggregate indebtedness on a consolidated basis exceed $4,600,000,000 (excluding any indebtedness incurred after the date hereof by non-wholly owned Company Subsidiaries), incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person (other than to or in the Company or any direct or indirect wholly owned Company Subsidiary), individually, in excess of $5,000,000 or, in the aggregate, in excess of $20,000,000, other than, in the case of this clause (B), any of the foregoing in respect of development activities, in respect of which the only limitation in this clause (B) shall be an amount equal to the Development Amount;

                              (ix) make or agree to make any new capital
                  expenditure or expenditures such that the aggregate of all capital expenditures for fiscal years 2004 and 2005 combined would exceed of $1,311,000,000 (the "Capital Expenditure Amount") other than capital expenditures for emergency repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of this Agreement, which are necessary to avoid significant disruption to the Company's business or operations consistent with past practices (and, if reasonably practicable, after consultation with Parent);

                              (x) make any material Tax election or settle or
                  compromise any material Tax Liability or refund, other than tax elections required by Law;

                              (xi) write up, write down or write off the book
                  value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, in excess of $1,000,000, except for depreciation and amortization in accordance with GAAP consistently applied or except as required by GAAP or a Governmental Entity;

                              (xii) except in the ordinary course of business
                  consistent with past practice, (A) cancel any indebtedness owed to the Company or waive any claims or rights of substantial value of the Company or (B) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill, non-competition, exclusivity or similar agreement to which the Company or any Company Subsidiary is a party;

                              (xiii) enter into any Contract otherwise
                  addressed in this Section 5.01(a) (including without limitation Contracts relating to development activity which shall not be subject to this clause (xiii)) having a duration of more than one year and total payment obligations of the Company in excess of $5,000,000 (other than (A) Contracts terminable within one year, (B) the renewal, on substantially similar terms, of any Contract existing on the date of this Agreement and (C) Contracts entered into in respect of capital expenditures permitted by Section 5.01(a)(ix));

                              (xiv) except in the ordinary course of business
                  consistent with past practice, cancel, terminate or adversely modify or amend any of the Company Contracts, or waive, release, assign, settle or compromise any material rights or claims, or any material litigation or arbitration; or

                              (xv) authorize any of, or commit or agree to
                  take any of, the foregoing actions.

                          (b) Conduct of Business by Parent. Except for
matters set forth in Section 5.01(b) of the Parent Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, Parent shall, and shall cause each Parent Subsidiary to (i) conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use its commercially reasonable efforts to preserve intact its current business organization and keep available the services of its current officers and employees, (ii) pay its Liabilities and Taxes when due and (iii) use all commercially reasonable efforts to keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(b) of the Parent Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, Parent shall not do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

                              (i) amend or otherwise change its certificate of
                  incorporation or by-laws, except to increase the authorized number of shares of Parent capital stock (including Parent Common Stock);

                              (ii) issue any shares of Parent Common Stock if,
                  following such issuance, there would be an insufficient number of shares of Parent Common Stock to pay the Merger Consideration and to be reserved for issuance in connection with the other Transactions contemplated;

                              (iii) issue, deliver, sell or grant (A) any
                  shares of its capital stock or other Equity Interests, (B) any Voting Parent Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Parent Debt, voting securities or convertible or exchangeable securities, (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units or (E) any options, warrants, rights, securities, units, commitments, Contracts, arrangements or undertakings of any kind that give any person the right to receive any economic benefits and rights accruing to holders of capital stock of Parent, other than (x) pursuant to the terms of Parent equity awards and Parent Stock Options, the conversion of convertible debt in accordance with their present terms, in each case, outstanding as of the date hereof or issued or granted in compliance with subclause (y) or (z) of this Section 5.01(b)(iii), (y) grants of Parent equity awards and Parent Stock Options pursuant to Parent Stock Plans and (z) up to 2,500,000 shares of Parent Common Stock, including the Parent Rights associated with such Parent Common Stock, issued in connection with securities offerings or acquisitions;

                              (iv) declare, set aside or pay any dividends on,
                  or make any other distributions in respect of, any of its capital stock, other than dividends on Parent Common Stock in the ordinary course of business; or

                              (v) authorize any of, or commit or agree to take
                  any of, the foregoing actions.

                          (c) Other Actions. The Company and Parent shall not,
and shall not permit any of their respective subsidiaries to, except as expressly permitted by Section 5.02 of this Agreement, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue such that the conditions set forth in, as applicable, Section 7.02(a), in the case of the Company's representations and warranties, or
Section 7.03(a), in the case of Parent's representations and warranties, would not be satisfied, or (ii) any condition to the Merger set forth in Article VII not being satisfied.

                          (d) Advice of Changes. The Company and Parent shall
promptly advise the other orally and in writing of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on such party. The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                          (e) Control of the Company's Operations. Nothing
contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise consistent with the terms of this Agreement, complete control and supervision of its operations.

                  Section 5.02 No Solicitation.

                          (a) The Company shall not, nor shall it authorize or
permit any Company Subsidiary to, and shall use its reasonable best efforts to cause any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, "Representatives") of, the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Company Takeover Proposal, (ii) enter into any agreement (other than a confidentiality agreement entered into in accordance with the provisions hereof) with respect to any Company Takeover Proposal or (iii) other than informing persons of the existence of the provisions contained in this Section 5.02, participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that prior to receipt of the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide Company Takeover Proposal which did not result from a breach of this Section 5.02(a) and which the Company Board determines, in good faith, after consultation with outside counsel and financial advisors, would reasonably be expected to lead to a Superior Company Proposal, and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding any Company Takeover Proposal.

                          (b) Neither the Company Board nor any committee
thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing provisions of Section 5.02(a) and this Section 5.02(b), if, prior to receipt of the Company Stockholder Approval, (w) the Company Board shall have determined in good faith, after consultation with outside counsel, that it is required for the purpose of fulfilling its fiduciary duties under applicable Law, (x) the Company Board has notified Parent in writing of the determination described in clause (w) above, (y) at least three Business Days following receipt by Parent of the notice received in clause (x) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (x) above, the Company Board maintains its determination described in clause (w) above, and (z) the Company is in compliance with this
Section 5.02, the Company Board may (A) withdraw or modify its approval or recommendation of the Merger and this Agreement and/or (B) upon termination of this Agreement in accordance with Section 8.01(f) and concurrent payment of the Break Up Fee in accordance with Section 6.06(b), approve and enter into an agreement relating to a Company Takeover Proposal that constitutes a Superior Company Proposal.

                          (c) The Company promptly shall advise Parent orally
and in writing of any Company Takeover Proposal, any inquiry with respect to or that would reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent informed promptly of the status (including any change to the terms thereof) of any such Company Takeover Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of the Company Takeover Proposal (including any amendments or supplements thereto) and all such other material information provided in writing to the Company by the party making such Company Takeover Proposal.

                          (d) Nothing contained in this Section 5.02 shall
prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with the fulfillment of its fiduciary duties or any other obligations under applicable Law.

                                 ARTICLE VI.

                             ADDITIONAL AGREEMENTS

                  Section 6.01 Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

                          (a) As soon as practicable following the date of
this Agreement, the Company and Parent shall prepare and file with the SEC a joint proxy statement (the "Joint Proxy Statement") in preliminary form and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of the Company and Parent shall use its reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain the effectiveness of the S-4 through the Effective Time and to ensure that it complies in all material respects with the applicable provisions of the Exchange Act or Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and under the Company Stock Plans and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Plans as may be reasonably requested in connection with any such action. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger.

                          (b) If, at any time prior to the receipt of the
Company Stockholder Approval or Parent Stockholder Approval, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent's or the Company's stockholders.

                          (c) If, at any time prior to the receipt of the
Company Stockholder Approval or Parent Stockholder Approval, any event occurs with respect to Parent or any Parent Subsidiary, or change occurs with respect to other information supplied by Parent for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent's or the Company's stockholders.

                          (d) The Company shall, as soon as practicable
following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Company Stockholder Approval. The Company shall use its reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the date of this Agreement. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval (the "Company Recommendation"), except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by and determined in accordance with the last sentence of
Section 5.02(b).

                          (e) Parent shall, as soon as practicable following
the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Parent Stockholders Meeting") for the purpose of seeking Parent Stockholder Approval. Parent shall use its reasonable efforts to cause the Joint Proxy Statement to be mailed to Parent's stockholders as promptly as practicable after the date of this Agreement. Parent shall, through Parent Board, recommend to its stockholders that they give Parent Stockholder Approval (the "Parent Recommendation").

                          (f) The Company shall use all reasonable efforts to
cause to be delivered to Parent a letter of Deloitte & Touche LLP, the Company's independent public accountants, dated a date within two Business Days before the date on which the Form S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                          (g) Parent shall use all reasonable efforts to cause
to be delivered to the Company a letter of Deloitte & Touche LLP, Parent's independent public accountants, dated a date within two Business Days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                  Section 6.02 Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request. Parent shall, and shall cause each of its subsidiaries to, afford to the Company and its Representatives reasonable access during normal business hours during the period prior to the Effective Time to all of their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to the Company all information concerning its business, properties and personnel as the Company may reasonably request. All information exchanged pursuant to this
Section 6.02 shall be subject to the confidentiality agreement dated July 9, 2004 between the Company and Parent (the "Confidentiality Agreement"). Notwithstanding the foregoing or Section 6.03, the Company shall not be required to provide any information which it reasonably believes it may not provide to Parent by reason of contractual or legal restrictions, including applicable Laws, or which it believes is competitively sensitive information. In addition, the Company may designate any competitively sensitive information provided to the other under this Agreement as "outside counsel only." Such information shall be given only to outside counsel of the recipient. Each party will use reasonable best efforts to minimize any disruption to the businesses of the other party and its subsidiaries which may result from the requests for access, data and information hereunder.

                  Section 6.03 Reasonable Efforts; Notification.

                          (a) Upon the terms and subject to the conditions set
forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, but in no event later than the Outside Date, the Merger and the other Transactions to be performed or consummated by such party in accordance with the terms of this Agreement, including (i) in the case of Parent, the obtaining of all necessary approvals under any applicable Gaming Laws required in connection with this Agreement, the Merger and the other Transactions, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions to be performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Merger and other Transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, Parent and its subsidiaries shall commit to any and all divestitures, licenses or hold separate or similar arrangements with respect to its assets or conduct of business arrangements as a condition to obtaining any and all approvals from any Governmental Entity for any reason in order to consummate and make effective, as promptly as practicable, but in no event later than the Outside Date, the Merger and the other Transactions to be performed or consummated by Parent and its subsidiaries, including taking any and all actions necessary in order to ensure that (x) no requirement for non-action, a waiver, consent or approval of the United States Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), any authority enforcing applicable Gaming Laws, any State Attorney General or other Governmental Entity, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and
(z) no other matter relating to any antitrust or competition Law or regulation or relating to any Gaming Law, would preclude consummation of the Merger by the Outside Date, unless any such action would, individually or in the aggregate, have a Parent Material Adverse Effect (for purposes of this clause, after giving effect to the Merger). The Company shall agree if, but solely if, requested by Parent to divest, hold separate or otherwise take or commit to take any action with respect to the businesses, services, or assets of the Company or any of its subsidiaries in furtherance of this Section 6.03; provided, however, that any such action may be conditioned upon the consummation of the Merger and other Transactions contemplated hereby. In addition, subject to the terms and conditions herein provided, none of the parties hereto shall knowingly take or cause to be taken any action which would reasonably be expected to materially delay or prevent the satisfaction by the Outside Date of the condition set forth in Section 7.01(d). Each of Parent and the Company undertakes and agrees to file as soon as practicable a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division and to make such filings and apply for such approvals and consents as are required under the Gaming Laws.

                          (b) Each of Parent and the Company shall (i) respond
as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division or any authority enforcing applicable Gaming Laws for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters or Gaming Laws, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

                          (c) In connection with and without limiting the
foregoing, the Company and the Company Board shall (x) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all reasonable action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

                          (d) In addition, each party shall, subject to
applicable Law and except as prohibited by any applicable representative of any applicable Governmental Entity, (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity, including regulatory or gaming authorities, and, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its affiliates and their respective representatives on the one hand, and any Governmental Entity, including regulatory or gaming authority, or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

                  Section 6.04 Benefit Plans.

                          (a) Subject to the terms of any collective
bargaining agreement currently in effect or which may be in effect in the future, Parent shall cause the Surviving Entity to maintain for a period of one year after the Effective Time the Company Benefit Plans as in effect on the date of this Agreement as set forth on the Company Disclosure Letter or to provide benefits (excluding benefits attributable to equity-based plans or grants) to each current employee of the Company and the Company Subsidiaries that are at least as favorable in the aggregate to such employees as those in effect on the date of this Agreement. With respect to benefits attributable to equity-based plans or grants, Parent shall, or shall cause the Surviving Entity to, provide that each Company employee shall be eligible to receive grants in the same manner as similarly situated employees of Parent or any Parent Subsidiary.

                          (b) From and after the Effective Time, Parent shall,
and shall cause the Surviving Entity to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company's employment, severance and termination agreements, plans and policies disclosed in the Company Disclosure Letter.

                          (c) With respect to any employee benefit plan,
program or arrangement maintained by Parent or any Parent Subsidiary (including any severance plan), for all purposes of determining eligibility to participate and vesting but not for purposes of benefit accrual, service with the Company or any Company Subsidiary shall be treated as service with Parent or any Parent Subsidiary; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

                          (d) Parent shall waive, or cause to be waived, any
pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company) in which employees of the Company and the Company Subsidiaries (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

                  Section 6.05 Indemnification.

                          (a) Parent shall, to the fullest extent permitted by
Law, cause the Surviving Entity to honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger. The certificate of incorporation of the Surviving Entity shall contain, and Parent shall cause the certificate of incorporation of the Surviving Entity to contain, provisions no less favorable with respect to indemnification and exculpation of present and former directors and officers of the Company than are presently set forth in the Company Charter and Company By-laws.

                          (b) For a period of six years after the Effective
Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the "Maximum Premium"); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium, provided, further, if the Company in its sole discretion elects, by giving written notice to Parent at least 60 days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase a directors' and officers' liability insurance "tail" or "runoff" insurance program for a period of six years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company's existing directors and officers liability policy, and in all other respects shall be comparable to such existing coverage), provided that the premium for such "tail" or "runoff" coverage shall not exceed an amount equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is as set forth in Section 6.05 of the Company Disclosure Letter.

                          (c) In the event that Parent or the Surviving Entity
or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, assume the obligations set forth in this Section 6.05. The obligations of Parent and the Surviving Entity under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.05 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.05 applies shall be third party beneficiaries of this Section 6.05).

                  Section 6.06 Fees and Expenses.

                          (a) Except as provided below, all fees and expenses
incurred in connection with the Merger shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement and the Form S-4 shall be shared equally by Parent and the Company.

                          (b) In the event that this Agreement is terminated
pursuant to Section 8.01(e) or 8.01(f), then the Company shall pay to Parent, within two Business Days following written notice of such termination in the case of termination pursuant to Section 8.01(e) and concurrently with termination in the case of termination pursuant to Section 8.01(f), in each case, by wire transfer of same-day funds a fee of $180,000,000 (the "Break-up Fee").

                          (c) If (i) after the date of this Agreement, any
person publicly announces a Company Takeover Proposal which has not been expressly and bona fide publicly withdrawn, (ii) this Agreement is terminated by either the Company or Parent pursuant to Section 8.01(b)(iii) and at such time of termination Parent is not in breach in any material respect of any of its representations, warranties and covenants contained in this Agreement, and
(iii) within 12 months after the date of this Agreement the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal, then, if such Company Takeover Proposal is consummated, the Company shall pay to Parent by wire transfer of same-day funds the Break-up Fee on the date of consummation of such Company Takeover Proposal. Solely for the purposes of this Section 6.06(c), the term "Company Takeover Proposal" shall have the meaning assigned to such term in
Section 9.3(a), except that all references to "20%" shall be changed to "50%".

                          (d) The Company acknowledges that the agreements
contained in Sections 6.06(b) and 6.06(c) are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the Break-up Fee, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Break-up Fee, the Company shall pay to Parent interest on the Break-up Fee from and including the date payment of the Break-up Fee was due to but excluding the date of actual payment at the prime rate of Bank of America, National Association in effect on the date such payment was required to be made. If applicable, the Break-Up Fee shall not be payable more than once pursuant to this Section 6.06.

                  Section 6.07 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

                  Section 6.08 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Transactions shall be paid by either Merger Sub or the Surviving Entity (provided any such payments shall not be funded, directly or indirectly, by the Company or the Company Subsidiaries), and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

                  Section 6.09 Affiliates. Prior to Closing, the Company shall deliver to Parent a letter identifying all persons who, to the knowledge of the Company, were, at the date of the Company Stockholders Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use all reasonable efforts to cause each such person to deliver to Parent on or prior to Closing a written agreement substantially in the form attached as Exhibit A.

                  Section 6.10 Section 16 Matters. Parent and the Company agree that, in order to most effectively compensate and retain Company Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act, to the fullest extent permitted by applicable Law in connection with the conversion of shares of Company Common Stock and Company Equity Awards into shares of Parent Common Stock and options to purchase Parent Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section
6.10. Assuming that the Company delivers to Parent the Section 16 Information in a timely fashion, the Parent Board, or a committee of Non-Employee Directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall adopt a resolution providing that the receipt by Company Insiders of Parent Common Stock in exchange for shares of Company Common Stock, RSUs, Performance Awards and Supplemental Retention Units, options to purchase Parent Common Stock upon conversion of Company Stock Options and rights to purchase Parent Common Stock upon conversion of purchase rights under the Company Employee Stock Purchase Plan, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. In addition, the Company Board, or a committee of Non-Employee Directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall adopt a resolution providing that the disposition by Company Insiders of Company Common Stock, RSUs, Performance Awards and Supplemental Retention Units, other than Company Stock Options, in exchange for shares of Parent Common Stock, Company Stock Options in exchange for options to purchase Parent Common Stock and purchase rights under the Company Employee Stock Purchase Plan in exchange for rights to purchase Parent Common Stock, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. "Section 16 Information" shall mean information accurate in all material respects regarding Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger, the number and description of the Company Stock Options held by each such Company Insider and expected to be converted into options to purchase Parent Common Stock in connection with the Merger. "Company Insiders" shall mean those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information. Such actions described in this
Section 6.10 shall be taken in accordance with the interpretative letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

                  Section 6.11 Stock Exchange Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

                  Section 6.12 Tax Matters.

                          (a) Parent and the Company shall use their
commercially reasonable efforts, and shall cause their respective subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Merger (or, if applicable, a merger pursuant to Section 6.12(d) hereof) to qualify as a reorganization within the meaning of
Section 368(a) of the Code or alternatively, if applicable, to take or cause to be taken any action necessary for the Alternative Transaction described in
Section 6.12(c) hereof to qualify as a transaction described in Section 351 of the Code. The parties hereto shall cooperate and use their commercially reasonable efforts in order for Parent to obtain the opinion of Latham & Watkins LLP described in Section 7.02(d) and for the Company to obtain the opinion of Skadden, Arps, Slate, Meagher & Flom LLP described in Section 7.03(d). Except with respect to any divestitures that may be undertaken pursuant to Section 6.03(a), neither Parent nor the Company shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that would disqualify the Merger (or, if applicable, a merger pursuant to Section 6.12(d) hereof) as a reorganization within the meaning of
Section 368(a) of the Code or alternatively, if applicable, take or cause to be taken any action that would disqualify the Alternative Transaction described in Section 6.12(c) hereof as a transaction described in Section 351 of the Code.

                          (b) This Agreement is intended to constitute, and
the parties hereto hereby adopt this Agreement as, a "plan of reorganization" within the meaning Treasury Regulation Section 1.368-2(g) and 1.368-3(a). Each of Parent and the Company shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

                          (c) In the event that either of Latham & Watkins
LLP, counsel to Parent, or Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, acting in good faith, is unable to render its opinion pursuant to Section 7.02(d) or Section 7.03(d), respectively, because the total fair market value of the Parent Common Stock received by the Company Stockholders in exchange for their Company Common Stock is less than 45% of the aggregate fair market value of the Parent Common Stock and cash received in the Merger or for other reasons, then at the option of either Parent or the Company, each acting reasonably, the structure of the Merger shall be revised to provide for
(i) the formation by Parent and the Company of a new corporation ("Newco"),
(ii) the formation by Newco of two (2) wholly-owned corporations ("Newco Subs") and (iii) the merger of one Newco Sub with and into Parent with Parent being the surviving entity and the merger of the other Newco Sub with and into the Company with the Company being the surviving entity, in a series of transactions that qualify as a transaction described in Section 351 of the Code (such transactions, collectively, the "Alternative Transaction").

                          (d) In the event that at the Effective Time, the
total fair market value of the Parent Common Stock that would be received by the Company Stockholders in exchange for their Company Common Stock is greater than or equal to 80% of the aggregate fair market value of the Company Common Stock outstanding immediately before the Effective Time, then at the option of either Parent or the Company, each acting reasonably, the structure of the Merger shall be revised to provide for the merger of a first-tier newly formed corporate Subsidiary of Parent with and into the Company with the Company being the surviving entity in a transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code.

                          (e) Notwithstanding anything to the contrary set
forth in subsections (c) and (d) of this Section 6.12, no revision to the structure of the Merger shall (i) result in any change in the Merger Consideration, (ii) be materially adverse to the interests of Parent, the Company, Merger Sub, the holders of shares of Parent Common Stock or the holders of shares of Company Common Stock or (iii) unreasonably impede or delay consummation of the Merger. If the structure of the Merger is so revised, this Agreement and Exhibits B and C shall be amended by the parties as appropriate to give effect to the revised structure of the Merger with each party executing a written amendment to this Agreement and Exhibits B and C as necessary to reflect the foregoing. The parties agree to amend this Agreement to the extent necessary to provide for more specific mechanics of the alternative structures described in this Section 6.12.

                  Section 6.13 Litigation.

                          (a) The Company shall give Parent the opportunity to
participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the Merger or any other Transaction; provided, however, that no such settlement shall be agreed to without Parent's consent, which consent shall not be unreasonably withheld or delayed.

                          (b) Parent shall give the Company the opportunity to
participate in the defense or settlement of any stockholder litigation against Parent and its directors relating to the Merger or any other Transaction; provided, however, that no such settlement shall be agreed to without the Company's consent, which consent shall not be unreasonably withheld or delayed.

                  Section 6.14 Parent Board. At or prior to the Effective Time, Parent Board shall take all action necessary so that, effective immediately following the Effective Time, William Barron Hilton and Stephen F. Bollenbach shall be appointed to Parent Board, with William Barron Hilton being placed in Class I (with a term expiring in 2006) and Stephen F. Bollenbach being placed in Class II (with a term expiring in 2007). In addition, as soon as practicable after the date hereof (but in any event prior to the Closing Date), the Nominating/Corporate Governance Committee of the Parent Board shall consider recommending an additional Company director for appointment to the Parent Board. Parent Board shall also consider the nomination of one further additional Company director to the Parent Board.

                  Section 6.15 Company Rights Agreement. Except for any such actions permitted to be taken by this Agreement, including Section 5.02, the Company covenants and agrees that it will not (a) redeem the Company Rights,
(b) amend the Company Rights Agreement or (c) take any action which would allow any "Person" (as defined in the Company Rights Agreement) other than Parent, Merger Sub or any Parent Subsidiary to become a "Beneficial Owner" (for purposes of this Section 6.15, as defined in the Company Rights Agreement) of 15% or more of the outstanding shares of Company Common Stock without causing a "Shares Acquisition Date," or a "Distribution Date" (as each such term is defined in the Company Rights Agreement) to occur. The Company Board shall not make a determination that Parent, Merger Sub or any of their respective "Affiliates" or "Associates" (as such terms are defined in the Company Rights Agreement) is an "Acquiring Person" for purposes of the Company Rights Agreement. The Company shall not adopt stockholder rights plan or "poison pill."

                  Section 6.16 Title Insurance and Surveys. Not later than 30 days after the date hereof, (A) the Company shall use commercially reasonable efforts to deliver to Parent (i) all existing surveys for the Company Owned Properties (other than a licensed property) and each Company Leased Property ground leased by the Company or any Company Subsidiary, in each case to the extent available and in the Company's or any Company Subsidiary's possession and (ii) all existing title policies for the Company Owned Properties and each Company Leased Property ground leased by the Company or any Company Subsidiary, together with copies of the underlying documents referenced in each such title policy, in each case to the extent available and in the Company's or any Company Subsidiary's possession and (B) Parent shall use commercially reasonable efforts to deliver to the Company (i) all existing surveys for the Parent Owned Properties (other than a licensed property) and each Parent Leased Property ground leased by the Parent or any Parent Subsidiary, in each case to the extent available and in Parent's or any Parent Subsidiary's possession and (ii) all existing title policies for the Parent Owned Properties and each Parent Leased Property ground leased by the Parent or any Parent Subsidiary, together with copies of the underlying documents referenced in each such title policy, in each case to the extent available and in Parent's or any Parent Subsidiary's possession. In addition, the Company shall reasonably cooperate with Parent to obtain any new survey or new title policy relating to the Company Owned Properties and any Company Leased Property ground leased by the Company that Parent reasonably determines advisable to obtain, provided that the costs of such surveys and title policies shall be borne solely by Parent. Notwithstanding anything to the contrary herein, the obligation of the parties under this Section 6.16 shall be deemed not to be a condition to Closing under Article VII hereof.

                                 ARTICLE VII.

                             CONDITIONS PRECEDENT

                  Section 7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                          (a) Stockholder Approvals. The Company shall have
obtained the Company Stockholder Approval and Parent shall have obtained Parent Stockholder Approval.

                          (b) Form S-4. The Form S-4 shall have become
effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities or "blue sky" authorizations necessary to issue Parent Common Stock pursuant to the Merger.

                          (c) NYSE Listing. The shares of Parent Company Stock
issuable to the Company's stockholders pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

                          (d) Consents, Approvals and Authorizations. All
material consents, approvals, orders or authorizations from, and all material declarations, filings and registrations with, any Governmental Entity, including all necessary approvals under any applicable Gaming Laws, required to consummate the Merger and the other Transactions shall have been obtained or made and the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

                          (e) No Injunctions or Restraints. No temporary
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, each of the parties shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

                          (f) No Litigation. There shall not be pending any
suit, action or proceeding by any Governmental Entity in any court of competent jurisdiction seeking to restrain or prohibit the consummation of the Merger or any other Transaction or that would otherwise cause a Parent Material Adverse Effect (after giving effect to the Merger); provided that, if the court of competent jurisdiction dismisses or renders a final decision denying a Governmental Entity's request for an injunction in such suit, action or proceeding, then four Business Days following such dismissal or decision, this condition to closing shall, with respect to such suit, action or proceeding, thereafter be deemed satisfied whether or not such Governmental Entity appeals the decision of such court or files an administrative complaint before the Federal Trade Commission.

                  Section 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the following conditions:

                          (a) Representations and Warranties. The
representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein, except as set forth in Section 3.08(i)) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein, except as set forth in Section 3.08(i)) would not, individually or in the aggregate, result in a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

                          (b) Performance of Obligations of the Company. The
Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

                          (c) Absence of Company Material Adverse Effect.
Except as disclosed in the Company Disclosure Letter, since the date of this Agreement, there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

                          (d) Tax Opinion. Parent shall have received the
opinion of Latham & Watkins LLP dated the date of the Effective Time, to the effect that, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code or alternatively, if applicable, the Alternative Transaction will qualify as a transaction described in Section 351 of the Code. In rendering such opinion, Latham & Watkins LLP shall receive and rely upon representations contained in letters of Parent and the Company to be delivered as of the Effective Time substantially in the form attached hereto as Exhibit B and Exhibit C, respectively (as may be amended pursuant to Section 6.12(e)). The condition set forth in this Section 7.02(d) shall not be waivable after receipt of the Company Stockholder Approval or the Parent Stockholder Approval referred to in
Section 7.01(a), unless further stockholder approval is obtained with appropriate disclosure.

                  Section 7.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

                          (a) Representations and Warranties. The
representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein except as set forth in Section 4.08(i)) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein except as set forth in Section 4.08(i)) would not, individually or in the aggregate, result in a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

                          (b) Performance of Obligations of Parent and Sub.
Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

                          (c) Absence of Parent Material Adverse Effect..
Except as disclosed in the Parent Disclosure Letter, since the date of this Agreement there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

                          (d) Tax Opinion. The Company shall have received the
opinion of Skadden, Arps, Slate, Meagher & Flom LLP dated the date of the Effective Time, to the effect that, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code or alternatively, if applicable, the Alternative Transaction will qualify as a transaction described in Section 351 of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP shall receive and rely upon representations contained in letters of Parent and the Company to be delivered as of the Effective Time substantially in the form attached hereto as Exhibit B and Exhibit C, respectively (as may be amended pursuant to Section 6.12(e)). The condition set forth in this Section 7.03(d) shall not be waivable after receipt of the Company Stockholder Approval or the Parent Stockholder Approval referred to in Section 7.01(a), unless further stockholder approval is obtained with appropriate disclosure.

                  Section 7.04 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use all reasonable efforts to consummate the Merger and the other Transactions to be performed or consummated by such party in accordance with the terms of this Agreement as required by and subject to Section 6.03.

                                ARTICLE VIII.

                       TERMINATION, AMENDMENT AND WAIVER

                  Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Parent Stockholder Approval or the Company Stockholder Approval:

                          (a) by mutual written consent of Parent and the
Company;

                          (b) by written notice of either Parent or the
Company:

                              (i) if the Merger is not consummated on or
                  before July 14, 2005; provided, however, that such date may be extended by either party (by written notice thereof to the other party) up to and including October 14, 2005 in the event all conditions to effect the Merger other than one or more conditions set forth in Sections 7.01(d) and 7.01(e) have been or are capable of being satisfied at the time of each such extension (the latest applicable dates shall be referred to herein as the "Outside Date"); provided further that the right to terminate this Agreement under this
                  Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement, including without limitation Sections 6.01(d) and 6.03 hereof, has been the cause of, or results in, the failure of the Merger to occur on or before such date;

                              (ii) if any Governmental Entity issues an order,
                  decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                              (iii) if, upon a vote at a duly held meeting (or
                  at any adjournment or postponement thereof) to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; or

                              (iv) if, upon a vote at a duly held meeting (or
                  at any adjournment or postponement thereof) to obtain Parent Stockholder Approval, Parent Stockholder Approval is not obtained;

                          (c) by written notice of Parent, if the Company
breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 60 days after the giving of written notice to the Company of such breach;

                          (d) by written notice of the Company, if Parent or
Merger Sub breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within 60 days after the giving of written notice to Parent of such breach;

                          (e) by written notice of Parent, if (i) the Company
Board shall have withdrawn or adversely modified, or shall have resolved to withdraw or adversely modify, the Company Recommendation; or (ii) the Company Board shall have approved or recommended, or shall have resolved to approve or recommend, to the stockholders of the Company, a Company Takeover Proposal (other than the Merger); and

                          (f) by the Company, if, prior to receipt of the
Company Stockholder Approval, the Company (i) receives an unsolicited Superior Company Proposal, (ii) resolves to accept such Superior Company Proposal,
(iii) shall have given Parent three Business Days' prior written notice of its intention to terminate pursuant to this provision, and (iv) such proposal continues to constitute a Superior Company Proposal taking into account any revised proposal made by Parent during such three Business Day period; provided, however, that such termination shall not be effective until such time as payment of the Break-Up Fee required by Section 6.06(b) shall have been made by the Company; provided, further, that the Company's right to terminate this Agreement under this Section 8.01(f) shall not be available if the Company is then in breach of Section 5.02.

                  Section 8.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in
Section 8.01, this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of Parent, Merger Sub or the Company, other than the last sentence of Section 6.02, Section 6.06, this
Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

                  Section 8.03 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval or Parent Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval or Parent Stockholder Approval, there shall be made no amendment that by law (or, in the case of Parent Stockholder Approval, by the regulations established by the New York Stock Exchange) requires further approval by the stockholders of the Company or Parent without the further approval of such stockholders, (ii) no amendment shall be made to this Agreement after the Effective Time and (iii) except as provided above no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.03, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the stockholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                  Section 8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Merger Sub or the Company, action by its Board of Directors or, to the extent permitted by Law, the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

                                 ARTICLE IX.

                              GENERAL PROVISIONS

                  Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                  Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) upon personal delivery, (ii) one Business Day after being sent via a nationally recognized overnight courier service if overnight courier service is requested or (iii) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case at the addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice) set forth below:

                          (a) if to Parent or Merger Sub, to

                                    Harrah's Entertainment, Inc.
                                    One Harrah's Court
                                    Las Vegas, NV 89119
                                    Attn:   General Counsel
                                    Fax:    (702) 407-6286

                                    with a copy to:

                                    Latham & Watkins LLP
                                    650 Town Center Drive, Suite 2000
                                    Costa Mesa, CA 92626
                                    Attn:     Charles K. Ruck
                                              R. Scott Shean
                                    Fax: (714) 755-8290

                          (b) if to the Company, to

                                    Caesars Entertainment, Inc.
                                    3930 Howard Hughes Parkway
                                    Las Vegas, NV 89109
                                    Attn:   General Counsel
                                    Fax:    (702) 699-5110


                                    with a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    Four Times Square
                                    New York, NY 10036
                                    Attn:     Martha E. McGarry
                                              Thomas W. Greenberg
                                    Fax: (212) 735-2000

                  Section 9.03 Definitions.

                          (a) For purposes of this Agreement:

                  An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

                  "Business Day" means any day, other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed.

                  "Company Equity Award" means any equity-based award granted under any Company Stock Plan, including but not limited to any Company Stock Option, RSU, Performance Award, Supplemental Retention Unit, restricted stock, phantom stock, stock appreciation right or purchase right.

                  "Company Material Adverse Effect" means a Material Adverse Effect on the Company.

                  "Company Rights" means those certain rights associated with the Company Rights Agreement.

                  "Company Rights Agreement" means that certain Rights Agreement dated as of December 29, 1998, by and among the Company and Wells Fargo Bank, N.A. (as successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent.

                  "Company Stock Option" means any option to purchase Company Common Stock granted under the Company Stock Plan or otherwise.

                  "Company Stock Plans" means the Company's 1998 Stock Incentive Plan, 1998 Independent Director Stock Option Plan, 2004 Long Term Incentive Plan, Supplemental Retention Plan, Employee Stock Purchase Plan and any other plan or arrangement under which the Company grants equity-based awards.

                  "Company Title Policy" means true correct and complete copies of the title policies and commitments with respect to Company Property.

                  "Company Takeover Proposal" means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X, but substituting "20%" for the references to "10%" therein), (ii) any proposal for the issuance by the Company of over 20% of its equity securities, (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, or (iii) any combination of the foregoing, in each case other than the Merger.

                  "Development Amount" shall mean $25,000,000 per development, or $50,000,000 in the aggregate, which limits shall apply in respect of amounts to be expended following the date hereof; provided, however, such $50,000,000 amount may be increased, at the option of the Company in its sole discretion, in which case the Capital Expenditure Amount shall be correspondingly reduced by the amount of any such increase; provided further, no such reduction to the Capital Expenditure Amount shall reduce the amount to be expended in respect of the hotel tower expansion at Caesars Palace in Las Vegas or the Atlantic City Caesars parking garage. Notwithstanding the foregoing, for the purposes of calculating such $25,000,000 and $50,000,000 amounts, any amounts already budgeted for in the 2004 and 2005 budget provided to Parent on or prior to the date hereof shall not be considered. For purposes of calculating the Development Amount, any amounts incurred pursuant to
Section 5.01(a)(iv) or 5.01(a)(viii) shall be aggregated.

                  "Equity Interest" means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

                  "Gaming Laws" means, with respect to any person, any Federal, state, local or foreign statute, Law, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction, finding of suitability or other authorization governing or relating to the current or contemplated casino, hotel and gaming activities and operations of such person and its subsidiaries, including Laws relating to related activities such as liquor, cabaret and the like.

                  "knowledge of the Company" means, with respect to any matter in question, the actual knowledge of the Company's executive officers.

                  "knowledge of Parent" means, with respect to any matter in question, the actual knowledge of Parent's executive officers.

                  "Liabilities" mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

                  "Liens" means any mortgage, deed of trust, deed to secure debt, title retention agreement, pledge, lien, encumbrance, security interest, conditional or installment sale agreement, charge or other claims of third parties of any kind.

                  "Material Adverse Effect" on a person means a material adverse effect on (i) the business, assets, financial condition or results of operations of such person and its subsidiaries, taken as a whole, (ii) the ability of such person to perform its obligations under this Agreement or
(iii) the ability of such person to consummate the Merger and the other Transactions to be performed or consummated by such person, other than in the case of (i), (ii) or (iii) any state of facts, event, change, effect, development, condition or occurrence relating to (A) the economy in general in the U.S. or in any state in which such person or any of its subsidiaries operates, which events, changes, effects, developments, conditions or occurrences do not disproportionately affect such person relative to the other participants in the travel, hospitality or gaming industries, (B) the travel, hospitality or gaming industries in general in the U.S. or in any state in which such person or any of its subsidiaries operates, which events, changes, effects, developments, conditions or occurrences do not disproportionately affect such person relative to the other participants in the travel, hospitality or gaming industries, (C) the execution of this Agreement or (D) any change in such person's stock price or trading volume, in and of itself (for the avoidance of doubt this clause (D) shall not preclude either party from asserting that the underlying cause of any such change in stock price or trading volume is a Material Adverse Effect). For the avoidance of doubt, compliance with (and the consequences thereof) the terms of this Agreement (including Section 6.03) shall not be taken into account in determining whether a Material Adverse Effect shall have occurred or shall be expected to occur for any and all purposes of this Agreement.

                  "Parent Material Adverse Effect" means the means a Material Adverse Effect on Parent.

                  "Parent Rights Agreement" means that certain Rights Agreement dated as of October 5, 1996, by and among Parent and The Bank of New York, as Rights Agent.

                  "Parent Stock Option" means any option to purchase Parent Common Stock granted under the Parent Stock Plan or otherwise.

                  "Parent Stock Plans" means the Harrah's Entertainment, Inc. 2004 Equity Incentive Award Plan, the Harrah's Entertainment, Inc. 1996 Non-Management Director's Stock Incentive Plan, the Harrah's Entertainment, Inc. 1990 Stock Option Plan, the Harrah's Entertainment, Inc. 1990 Restricted Stock Plan, TARSAP Deferral Plan dated July 28, 1999, Time Accelerated Restricted Stock Award Plan II (TARSAP II) dated April 26, 2000, the Harrah's Entertainment, Inc. 2001 Executive Stock Incentive Plan, the 2001 Broad Based Stock Incentive Plan and any other plan or arrangement under which Parent grants equity-based awards.

                  "Performance Award" means a performance award granted under the Company's 2004 Long Term Incentive Plan and outstanding immediately prior to the Effective Time.

                  A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

                  "RSU" means a restricted stock unit granted under the Company's 2004 Long Term Incentive Plan and outstanding immediately prior to the Effective Time.

                  A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

                  "Superior Company Proposal" means any proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms which the Company Board determines in good faith, after consultation with the Company's outside legal counsel and financial advisors, (i) to be more favorable from a financial point of view to the holders of the Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Merger) and the Transactions and (ii) is reasonably likely to be consummated.

                  "Supplemental Retention Unit" means a right granted under the Company's Supplemental Retention Plan.

                  "Taxes" means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax authority or other Governmental Authority, including, without limitation, income, gross receipts, profits, gaming, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers' compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes, and shall include any Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by contract, or otherwise.

                  "Tax Return" means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Entity with respect to Taxes, including attachments thereto and amendments thereof.

                          (b) The following are defined elsewhere in this
Agreement, as indicated below:

Agreement                                               Preamble
Alternative Transaction                                 Section 6.12(c)
Antitrust Division                                      Section 6.03
Break-up Fee                                            Section 6.06(b)
Capital Expenditures Amount                             Section 5.01(a)(ix)
Cash Consideration                                      Section 2.01(c)(1)(ii)
Cash Election                                           Section 2.01(c)(1)(ii)
Certificate of Merger                                   Section 1.03
Certificates                                            Section 2.02(b)
Closing                                                 Section 1.02
Closing Date                                            Section 1.02
Code                                                    Recitals
Company                                                 Preamble
Company Benefit Plans                                   Section 3.10
Company Board                                           Section 3.04(b)
Company By-laws                                         Section 3.01
Company Charter                                         Section 3.01
Company Common Stock                                    Recitals
Company Contract                                        Section 3.17
Company Disclosure Letter                               Article III
Company Stock Option                                    Section 6.04(c)
Company ERISA Affiliate                                 Section 3.10
Company Insiders                                        Section 6.10
Company Intellectual Property                           Section 3.19
Company Leased Property                                 Section 3.15
Company Multiemployer Pension Plan                      Section 3.11(c)
Company Owned Property                                  Section 3.15
Company Participant                                     Section 3.10
Company Pension Plans                                   Section 3.11(a)
Company Property                                        Section 3.15
Company Recommendation                                  Section 6.01(d)
Company SEC Documents                                   Section 3.06(a)
Company Stockholder Approval                            Section 3.04(d)
Company Stockholders Meeting                            Section 6.01(d)
Company Subsidiaries                                    Section 3.01
Confidentiality Agreement                               Section 6.02
Consent                                                 Section 3.05(b)
Contract                                                Section 3.05(a)
DGCL                                                    Section 1.01
Dissenter Rights                                        Section 2.01(d)
Dissenter Shares                                        Section 2.01(d)
Effective Time                                          Section 1.03
Electing Share                                          Section 2.01(c)(1)(i)
Election Date                                           Section 2.03(b)
Employee Stock Purchase Plan                            Section 2.04(b)
Environmental Claim                                     Section 3.18(g)(1)
Environmental Laws                                      Section 3.18(g)(2)
Environmental Permits                                   Section 3.18(b)
ERISA                                                   Section 3.11(a)
Exchange Act                                            Section 3.05(b)
Exchange Agent                                          Section 2.02(a)
Exchange Fund                                           Section 2.02(a)
Exchange Ratio                                          Section 2.01(c)(1)(i)
Filed Company SEC Documents                             Article III
Filed Parent SEC Documents                              Article IV
Foreign Competition Laws                                Section 3.05(b)
Form of Election                                        Section 2.03(b)
Form S-4                                                Section 3.07
FTC                                                     Section 6.03(a)
GAAP                                                    Section 3.06(b)
Governmental Entity                                     Section 3.05(b)
Hazardous Materials                                     Section 3.18(g)(3)
HSR Act                                                 Section 3.05(b)
Intellectual Property Rights                            Section 3.19
Joint Proxy Statement                                   Section 6.01(a)
Judgment                                                Section 3.05(a)
Law                                                     Section 3.05(a)
Maximum Premium                                         Section 6.05(b)
Merger                                                  Recitals
Merger Consideration                                    Section 2.01(c)(2)
Merger Sub                                              Preamble
Newco                                                   Section 6.12(c)
Newco Subs                                              Section 6.12(c)
Non-Electing Share                                      Section 2.01(c)(1)(ii)
Outside Date                                            Section 8.01(b)(i)
Parent                                                  Preamble
Parent Benefit Plans                                    Section 4.10
Parent Board                                            Section 4.04(b)
Parent By-laws                                          Section 4.01
Parent Charter                                          Section 4.01
Parent Common Stock                                     Section 1.01
Parent Contract                                         Section 4.17
Parent Disclosure Letter                                Article IV
Parent ERISA Affiliate                                  Section 4.10
Parent Intellectual Property                            Section 4.19
Parent Leased Property                                  Section 4.15
Parent Multiemployer Pension Plan                       Section 4.11(c)
Parent Owned Property                                   Section 4.15
Parent Participant                                      Section 4.10
Parent Pension Plans                                    Section 4.11(a)
Parent Property                                         Section 4.15
Parent Recommendation                                   Section 6.01(e)
Parent Rights                                           Section 2.01(c)(1)(i)
Parent Rights Agreement                                 Section 2.01(c)(1)(i)
Parent SEC Documents                                    Section 4.06(a)
Parent Stockholder Approval                             Section 4.04(c)
Parent Stockholders Meeting                             Section 6.01(e)
Parent Subsidiaries                                     Section 4.01
Permits                                                 Section 3.13
Release                                                 Section 3.18(g)(4)
Representatives                                         Section 5.02(a)
SEC                                                     Section 3.05(b)
Section 16 Information                                  Section 6.10
Securities Act                                          Section 3.06(b)
Share Issuance                                          Section 1.01
Shortfall Number                                        Section 2.01(e)(3)
Stock Cap                                               Section 2.01(e)(1)
Stock Consideration                                     Section 2.01(c)(1)(i)
Stock Election                                          Section 2.01(c)(1)(i)
Surviving Entity                                        Section 1.01
Transactions                                            Section 1.01
Transfer Taxes                                          Section 6.08
Voting Company Debt                                     Section 3.03(a)
Voting Parent Debt                                      Section 4.03(a)

                  Section 9.04 Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section or Subsection, such reference shall be to a Section or Subsection of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  Section 9.06 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

                  Section 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments relating to the Merger referred to herein) and the Confidentiality Agreement, taken together with the Company Disclosure Letter and Parent Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, whether written or oral, among the parties with respect to the Merger and (b) except for Section 6.05, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Notwithstanding clause
(b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates.

                  Section 9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

                  Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  Section 9.10 Enforcement; Waiver of Jury Trial.

                          (a) The parties agree that irreparable damage would
occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to the fullest extent permitted by Law to an injunction or injunctions to prevent or restrain breaches, violations, defaults or threatened breaches, violations or defaults of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of Delaware in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the state court located in the State of Delaware, and that the Court of Chancery shall be the exclusive jurisdiction in the event any dispute arises out of this Agreement or the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the Merger in any court other than the Court of Chancery of Delaware in the State of Delaware. Each of the parties agrees that a final non-appealable judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by Law.

                          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY
CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

                          Section 9.11 Mutual Drafting. Each party hereto has
participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

                           [SIGNATURE PAGE FOLLOWS]

                SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER


                  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.


                                     HARRAH'S ENTERTAINMENT, INC., a
                                     Delaware corporation


                                     By: /s/ Gary W. Loveman
                                        ---------------------------------
                                        Name:  Gary W. Loveman
                                        Title: President and Chief Executive
                                               Officer


                                     HARRAH'S OPERATING COMPANY, INC., a
                                     Delaware corporation


                                    By: /s/ Gary W. Loveman
                                       ----------------------------------
                                        Name:  Gary W. Loveman
                                        Title: President and Chief Executive
                                               Officer


                                     CAESARS ENTERTAINMENT, INC., a
                                     Delaware corporation


                                     By: /s/ Wallace R. Barr
                                        ---------------------------------
                                        Name:  Wallace R. Barr
                                        Title: President and Chief Executive
                                               Officer